CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities Offered	Maximum Aggregate Offering Price	Amount of Registration Fee
Multi-Asset Market Linked Barrier Notes due 2015	$3,597,600	$417.68

PROSPECTUS dated December 23, 2008	Pricing Supplement No. 649 to
PROSPECTUS SUPPLEMENT dated December 23, 2008	Registration Statement No. 333-156423
Dated January 27, 2011
Rule 424(b)(2)
$3,597,600
GLOBAL MEDIUM-TERM NOTES, SERIES F
        Senior Notes
Multi-Asset Market Linked Barrier Notes due February 2, 2015
Based on the Performance of a Hybrid Basket Composed of the iShares® MSCI Emerging Markets Index Fund, the S&P 500® Index, the Russell 2000® Index, the Japanese Yen, the Eurozone Euro and the Australian Dollar

Unlike ordinary debt securities, the notes do not pay interest. Instead, the notes will pay at maturity the principal amount of $10 plus a supplemental redemption amount, if any, based on the performance of a hybrid basket, weighted among equity and currency components, each of which we refer to as a basket component. If the hybrid basket appreciates over the term of the notes, the notes will pay a supplemental redemption amount representing 100% of any such appreciation up to a maximum payment at maturity, due to the barrier feature, of 147.5% of the principal amount per note. But, if, on any day during the observation period, the basket has appreciated as a whole by a percentage greater than the barrier level, the notes will instead pay the $10 stated principal amount plus a fixed supplemental redemption amount of only $0.60 per note (6% of the stated principal amount) for a total payment at maturity of $10.60 per note.

The basket will be weighted 30% to the iShares® MSCI Emerging Markets Index Fund, which we refer to as the basket ETF, 25% to the S&P 500® Index, which we refer to as the SPX Index, 15% to the Russell 2000® Index, which we refer to as the RTY Index, and 10% to the Japanese Yen relative to the U.S. dollar, 10% to the Eurozone Euro relative to the U.S. dollar and 10% to the Australian Dollar relative to the U.S. dollar, which we refer to as the basket currencies.

The notes are senior unsecured obligations of Morgan Stanley and all payments on the notes, including the repayment of principal, are subject to the credit risk of Morgan Stanley.
•	The principal amount and issue price of each note is $10. We will not pay interest on the notes.
•	At maturity, you will receive for each $10 principal amount of notes the principal amount plus a supplemental redemption amount, if any, determined as follows:
º	if on each day during the observation period, the basket performance is at or below the barrier level of 47.5%:
➢
$10 times (i) the basket performance on the determination date times (ii) 100%, which we refer to as the participation rate, subject to the maximum payment at maturity of $14.75 per note (147.5% of the stated principal amount), provided that if the basket performance on the determination date is equal to or less than zero, the supplemental redemption amount will be $0; or

º	if on any day during the observation period the basket performance is above the barrier level, $0.60 per note (6% of the stated principal amount).
•
The basket performance on any day during the observation period will equal the sum of the performance values for each of the basket components on such day. The observation period will be each trading day which is also an index business day and a currency business day and on which there is no market disruption event with respect to any of the basket components, beginning on, and including, the trading day following the pricing date and ending on, and including, the determination date.

•
On any day during the observation period, the performance value for each basket component will measure the weighted appreciation or depreciation of each basket component from the pricing date to its closing price on such day, as described more fully herein.

•	We priced the notes for initial sale to the public on January 27, 2011, which we refer to as the pricing date.
•
The determination date will be January 28, 2015, subject to adjustment for each basket component individually in the event of a market disruption event or a non-trading day, a non-index business day or a non-currency business day, as applicable.

•	Investing in the notes is not equivalent to investing directly in the basket components.
•	The notes will not be listed on any securities exchange.
•	The minimum purchase amount is $1,000 or 100 notes, and integral multiples of $10 thereafter.
•	The CUSIP number for the notes is 61759G273 and the ISIN number for the notes is US61759G2738.
You should read the more detailed description of the notes in this pricing supplement. In particular, you should review and understand the descriptions in “Summary of Pricing Supplement” and “Description of Notes.”

The notes are riskier than ordinary conventional debt securities. See “Risk Factors” beginning on PS-13.
The Securities and Exchange Commission and state securities regulators have not approved or disapproved these securities, or determined if this pricing supplement is truthful or complete. Any representation to the contrary is a criminal offense.

PRICE $10 PER NOTE

	Price to Public	Agent’s Commissions(1)	Proceeds to Company
Per note	$10	$0.24	$9.76
Total	$3,597,600	$86,342.40	$3,511,257.60
(1)
Selected dealers, including Morgan Stanley Smith Barney LLC (an affiliate of the Agent), and their financial advisors will collectively receive from the Agent, Morgan Stanley & Co. Incorporated, a fixed sales commission of $0.24 for each note they sell. See “Description of Notes—Supplemental Information Concerning Plan of Distribution; Conflicts of Interest” in this pricing supplement. For additional information, see “Plan of Distribution” in the accompanying prospectus supplement.

The agent for this offering, Morgan Stanley & Co. Incorporated, is our wholly owned subsidiary. See “Description of Notes—Supplemental Information Concerning Plan of Distribution; Conflicts of Interest” in this pricing supplement.

The notes are not bank deposits and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency, nor are they obligations of, or guaranteed by, a bank.

MORGAN STANLEY

For a description of certain restrictions on offers, sales and deliveries of the notes and on the distribution of this pricing supplement and the accompanying prospectus supplement and prospectus relating to the notes, see the section of this pricing supplement called “Description of Notes—Supplemental Information Concerning Plan of Distribution; Conflicts of Interest.”

No action has been or will be taken by us, the Agent or any dealer that would permit a public offering of the notes or possession or distribution of this pricing supplement or the accompanying prospectus supplement or prospectus in any jurisdiction, other than the United States, where action for that purpose is required. Neither this pricing supplement nor the accompanying prospectus supplement and prospectus may be used for the purpose of an offer or solicitation by anyone in any jurisdiction in which such offer or solicitation is not authorized or to any person to whom it is unlawful to make such an offer or solicitation.

The notes have not been and will not be registered with the Comissão de Valores Mobiliários (The Brazilian Securities Commission). The notes may not be offered or sold in the Federative Republic of Brazil except in circumstances which do not constitute a public offering or distribution under Brazilian laws and regulations.

The notes have not been registered with the Superintendencia de Valores y Seguros in Chile and may not be offered or sold publicly in Chile. No offer, sales or deliveries of the notes or distribution of this pricing supplement or the accompanying prospectus supplement or prospectus, may be made in or from Chile except in circumstances which will result in compliance with any applicable Chilean laws and regulations.

No action has been taken to permit an offering of the notes to the public in Hong Kong as the notes have not been authorized by the Securities and Futures Commission of Hong Kong and, accordingly, no advertisement, invitation or document relating to the notes, whether in Hong Kong or elsewhere, shall be issued, circulated or distributed which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong other than (i) with respect to the notes which are or are intended to be disposed of only to persons outside Hong Kong or only to professional investors within the meaning of the Securities and Futures Ordinance (Cap. 571) of Hong Kong (“SFO”) and any rules made thereunder or (ii) in circumstances that do not constitute an invitation to the public for the purposes of the SFO.

The notes have not been registered with the National Registry of Securities maintained by the Mexican National Banking and Securities Commission and may not be offered or sold publicly in Mexico. This pricing supplement and the accompanying prospectus supplement and prospectus may not be publicly distributed in Mexico.

The agent and each dealer represent and agree that they will not offer or sell the notes nor make the notes the subject of an invitation for subscription or purchase, nor will they circulate or distribute this pricing supplement or the accompanying prospectus supplement or prospectus or any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the notes, whether directly or indirectly, to persons in Singapore other than:

(a)   an institutional investor (as defined in section 4A of the Securities and Futures Act (Chapter 289 of Singapore (the “SFA”));

(b)   an accredited investor (as defined in section 4A of the SFA), and in accordance with the conditions, specified in Section 275 of the SFA;

(c)   a person who acquires the notes for an aggregate consideration of not less than Singapore dollars Two Hundred Thousand (S$200,000) (or its equivalent in a foreign currency) for each transaction, whether such amount is paid for in cash, by exchange of shares or other assets, unless otherwise permitted by law; or

(d)   otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.

SUMMARY OF PRICING SUPPLEMENT

The following summary describes the notes in general terms only. You should read the summary together with the more detailed information that is contained in the rest of this pricing supplement and in the accompanying prospectus and prospectus supplement. You should carefully consider, among other things, the matters set forth in “Risk Factors.”

The notes are medium-term debt securities of Morgan Stanley. The return on the notes is linked to the performance of a basket weighted 30% to the shares of the iShares® MSCI Emerging Markets Index Fund (the “basket ETF”), 25% to the S&P 500® Index (the “SPX Index”), 15% to the Russell 2000® Index (the “RTY Index” and together with the SPX Index, the “basket indices”), 10% to Japanese Yen, 10% to the Eurozone Euro and 10% to the Australian Dollar (together with the Japanese Yen and the Eurozone Euro, the “basket currencies”), each of which we refer to as a basket component. These notes combine features of a debt investment and an investment in U.S. and emerging markets equities and the basket currencies by offering at maturity the stated principal amount of the notes with the opportunity for 100% participation in the appreciation, if any, of the weighted basket, subject to the barrier feature. Due to the barrier feature, the maximum potential payment at maturity will be 147.5% of the principal amount per note that can be achieved if, and only if, the appreciation of the weighted basket remains at or below the barrier level of 47.5% throughout the term of the notes and the basket appreciates as a whole by 47.5% on the determination date. If, however, the appreciation of the weighted basket exceeds the barrier level on any day during the term of the notes, you will receive a payment at maturity of only 106% of the principal amount per note. The notes do not pay interest. All payments on the notes, including the repayment of principal, are subject to the credit risk of Morgan Stanley.

“iShares®” is a registered trademark of BlackRock Institutional Trust Company, N.A. Standard & Poor’s®,” “S&P®,” “S&P 500®,” “Standard & Poor’s 500” and “500” are trademarks of The McGraw-Hill Companies, Inc. and have been licensed for use by Morgan Stanley.  The “Russell 2000® Index” is a trademark of Russell Investments and has been licensed for use by Morgan Stanley.

Each note costs $10
We, Morgan Stanley, are offering Multi-Asset Market Linked Barrier Notes due February 2, 2015 Based on the Performance of a Hybrid Basket Composed of the iShares® MSCI Emerging Markets Fund, the S&P 500® Index, the Russell 2000® Index, the Japanese Yen, the Eurozone Euro and the Australian Dollar, which we refer to as the notes. The principal amount and issue price of each note is $10.

The original issue price of the notes includes the agent’s commissions paid with respect to the notes and the cost of hedging our obligations under the notes. The cost of hedging includes the projected profit that our subsidiaries may realize in consideration for assuming the risks inherent in managing the hedging transactions. The fact that the original issue price of the notes reflects these commissions and hedging costs is expected to adversely affect the secondary market prices of the notes. In addition, the secondary market price may be lower due to the costs of unwinding the related hedging transactions at the time of the secondary market transaction. See “Risk Factors—The inclusion of commissions and projected profit from hedging in the original issue price is likely to adversely affect secondary market prices” and “Description of Notes—Use of Proceeds and Hedging.”

The basket
The following table sets forth the basket components along with the initial basket component value (as defined below), the relevant Bloomberg page or Bloomberg ticker symbol and the weighting of each basket component in the basket:

Basket Component	Initial Basket Component Values	Bloomberg Ticker Symbol/ Bloomberg Page	Weighting
iShares® MSCI Emerging Markets Index Fund (the “basket ETF”)	$46.79	Bloomberg ticker symbol “EEM”	30%
S&P 500® Index (the “SPX Index”)	1,299.54	Bloomberg ticker symbol “SPX”	25%
Russell 2000® Index (the “RTY Index”)	795.43	Bloomberg ticker symbol “RTY”	15%
Japanese Yen (“JPY”) (expressed as units of currency per U.S. dollar)	82.92	Bloomberg page “JPY Crncy QR”	10%
Eurozone Euro (“EUR”) (expressed as U.S. dollars per unit of currency)	1.3734	Bloomberg page “EUR Crncy QR”	10%
Australian Dollar (“AUD”) (expressed as U.S. dollars per unit of currency)	0.9920	Bloomberg page “AUD Crncy QR”	10%

Payment at maturity
Unlike ordinary debt securities, the notes do not pay interest. Instead, at maturity, for each note that you hold, you will receive the principal amount of $10 plus a supplemental redemption amount, if any, based on the sum of the weighted performances of the basket components as measured on the determination date, and subject to the barrier feature, as described below.

Payment at Maturity
The payment at maturity will be calculated as follows:
Payment at maturity = $10 + supplemental redemption amount
Beginning on PS-9, we have provided examples of hypothetical payouts on the notes.
Supplemental Redemption Amount
The supplemental redemption amount at maturity will equal:

•  if on each day during the observation period, the basket performance is at or below the barrier level:

➢ $10 times (x) the basket performance on the determination date times (y) 100%, which we refer to as the participation rate.

If the basket performance on the determination date is equal to or less than zero, the supplemental redemption amount will be $0.

•  if on any day during the observation period, the basket performance is above the barrier level, $0.60 (6% of the stated principal amount).

In no event will be supplemental redemption amount be less than $0.

where:

basket performance	=
for any day during the observation period, including on the determination date, the sum of (i) the basket ETF performance value, (ii) the basket index performance value for each basket index and (iii) the basket currency performance values for each basket currency, as determined on such day.

observation period	=
each trading day which is also an index business day and a currency business day and on which there is no market disruption event with respect to any basket component, beginning on, and including, the trading day following the pricing date and ending on, and including, the determination date.

barrier level	=	47.5%
determination date	=
January 28, 2015, subject to adjustment for each basket component individually in the event of a market disruption event or a non-trading day, a non-index business day or a non-currency business day, as applicable;

where:

		Basket Component Performance Values

basket ETF performance value	=			x	30%

basket index performance value	=	With respect to the SPX Index		x	25%

	=	With respect to the RTY Index		x	15%

basket currency performance value	=	With respect to JPY:	– 1	x	10%
		With respect to EUR:	– 1	x	10%
		With respect to AUD:	– 1	x	10%

And where:

With respect to the basket ETF:
share price	=
for any day during the observation period, the closing price of one share of the basket ETF on such day times the adjustment factor on such day

The “adjustment factor” will be initially set at 1.0 and is subject to change upon certain events affecting the shares of the basket ETF.

initial share price	=	the closing price of one share of the basket ETF on the pricing date
With respect to the basket indices:
index value	=	for any day during the observation period, the closing value of each basket index on such day
initial index value	=	With respect to the SPX Index: the closing value of the SPX Index on the pricing date With respect to the RTY Index:

the closing value of the RTY Index on the pricing date
With respect to the basket currencies:
currency exchange rate	=
With respect to JPY:

for any day during the observation period, the rate for conversion of units of such basket currency into one U.S. dollar, as determined by reference to the applicable Bloomberg page on such day

With respect to EUR and AUD:

for any day during the observation period, the rate for conversion of U.S. dollar into one unit of such basket currency, as determined by reference to the applicable Bloomberg page on such day

initial currency exchange rate	=
With respect to JPY:

the rate for conversion of units of such basket currency into one U.S. dollar as determined by reference to the applicable Bloomberg page on the pricing date.

With respect to EUR and AUD:

the rate for conversion of U.S. dollar into one unit of such basket currency, as determined by reference to the applicable Bloomberg page on the pricing date.

The initial share price of the basket ETF, the initial index values of the basket indices, and the initial currency exchange rates of the Japanese Yen, the Eurozone Euro and the Australian Dollar are collectively referred to as the “initial basket component values”.

The share price of the basket ETF, the index values of the basket indices, and the currency exchange rates of the Japanese Yen, the Eurozone Euro and the Australian Dollar on any day during the observation period are collectively referred to as the “basket component performance values” for such day. The basket component values on the determination date are collectively referred to as the “final basket component values.”

A basket component’s performance value may be positive or negative. The basket performance on any day during the observation period is the sum of all the basket component performance values for such day. If the basket performance on the determination date is less than, or equal to, zero, and if the basket performance has remained at or below the barrier level on each day during the observation period, the supplemental redemption amount will be zero. In that case, you will receive at maturity the principal amount of $10 for each note that you hold and will not receive any supplemental redemption amount.

If the basket performance on the determination date is positive, your return on the basket will be equal to 100% of the basket performance if, and only if, the basket performance has remained at or below the barrier level of 47.5% on each day during the observation period.

If the basket performance exceeds such barrier level on any day during the observation period, you will receive the fixed return of only 6% on your investment (for a total payment of $10.60 per note), regardless of the basket performance on the determination date.

A basket component’s positive performance value may be offset by another basket component’s negative performance value, such that the basket performance as a whole may be less than, or equal to, zero and the supplemental redemption amount is $0 even though some of the basket components have positive performance values.

Please review the table of the historical share prices, index values and currency exchange rates, as applicable, of each of the basket components for each calendar quarter in the period from January 1, 2006 through January 27, 2011 and related graphs. Please also review the graph of the historical performance of the basket as a whole for the period from January 1, 2006 through January 27, 2011 in this pricing supplement under “Description of Notes—Historical Information” and “—Historical Graph,” which illustrates the effect of any offset between the basket components during such period. You cannot predict the future performance of any of the basket components or of the basket as a whole, or whether the positive performances of any of the basket components will be offset by lesser positive performances or negative performances of other basket components, based on their historical performance.

Currency exchange rates
Exchange rates reflect the amount of one currency that can be exchanged for another currency. In this pricing supplement the exchange rate for JPY is expressed as the number of units of such basket currency per U.S. dollar. An increase in the JPY exchange rate means that such basket currency has depreciated/weakened relative to the U.S. dollar and a decrease in the exchange rate means that such basket currency has appreciated/strengthened relative to the U.S. dollar. The exchange rates for EUR and AUD are expressed as the number of U.S. dollars per unit of such basket currency. An increase in the EUR or AUD exchange rate means that such basket currency has appreciated/strengthened relative to the U.S. dollar and a decrease in the exchange rate means that such basket currency has depreciated/weakened relative to the U.S. dollar. Investors who are moderately bullish on the performance of the JPY, the EUR and the AUD versus the U.S. dollar over the term of the notes may consider an investment in the notes.

Morgan Stanley & Co. Incorporated will be the calculation agent
We have appointed our affiliate, Morgan Stanley & Co. Incorporated, which we refer to as MS & Co., to act as calculation agent for The Bank of New York Mellon, a New York banking corporation (as successor trustee to JPMorgan Chase Bank, N.A. (formerly known as JPMorgan Chase Bank)), the trustee for our senior notes. As calculation agent, MS & Co. will determine the basket component values, the basket components’ performance values and the basket performance and whether the basket performance exceeds the barrier level on any day during the observation period, and will calculate the supplemental redemption amount, if any, you will receive at maturity.

Morgan Stanley & Co. Incorporated will be the agent; conflicts of interest
The agent for the offering of the securities, MS & Co., our wholly-owned subsidiary, will conduct this offering in compliance with the requirements of FINRA Rule 5121 of the Financial Industry Regulatory Authority, Inc., which is commonly referred to as FINRA, regarding a FINRA member firm’s distribution of the securities of an affiliate and related conflicts of interest. MS & Co. or any of our other affiliates may not make sales in this offering to any discretionary account. See “Description of Notes—Supplemental Information Concerning Plan of Distribution; Conflicts of

Interest” on PS-62.
The notes will be treated as contingent payment debt instruments for U.S. federal income tax purposes
Subject to the discussion below, the notes will be treated as “contingent payment debt instruments” for U.S. federal income tax purposes, as described in the section of this pricing supplement called “Description of Notes — United States Federal Income Taxation.”  Under this treatment, if you are a U.S. taxable investor, you generally will be subject to annual income tax based on the comparable yield (as set forth in this pricing supplement) of the notes. In addition, any gain recognized by U.S. taxable investors on the sale or exchange, or at maturity, of the notes generally will be treated as ordinary income. Please read the section of this pricing supplement called “Description of Notes — United States Federal Income Taxation” and the sections called “United States Federal Taxation — Tax Consequences to U.S. Holders — Notes — Optionally Exchangeable Notes,” “United States Federal Taxation — Tax Consequences to U.S. Holders — Backup Withholding and Information Reporting” and “United States Federal Taxation — Tax Consequences to U.S. Holders — Disclosure Requirements” in the accompanying prospectus supplement.

If you are a non-U.S. investor, please read the section of this pricing supplement called “Description of Notes — United States Federal Income Taxation — Tax Consequences to Non-U.S. Holders.”

You should consult your tax advisers regarding all aspects of the U.S. federal tax consequences of an investment in the notes as well as any tax consequences arising under the laws of any state, local or foreign taxing jurisdiction.

Where you can find more information on the notes
The notes are senior notes issued as part of our Series F medium-term note program. You can find a general description of our Series F medium-term note program in the accompanying prospectus supplement dated December 23, 2008 and in the prospectus dated December 23, 2008. We describe the basic features of this type of note in the sections of the prospectus supplement called “Description of Notes—General Terms of Notes” and “—Currency-Linked Notes” and in the section of the prospectus called “Description of Debt Securities – Description of Floating Rate Debt Securities”.

Because this is a summary, it does not contain all the information that may be important to you. For a detailed description of the terms of the notes, you should read the “Description of Notes” section in this pricing supplement. You should also read about some of the risks involved in investing in notes in the section called “Risk Factors.”  The tax treatment of investments in equity and currency-linked notes such as these differs from that of investments in ordinary debt securities. See the section of this pricing supplement called “Description of Notes—United States Federal Income Taxation.” We urge you to consult with your investment, legal, tax, accounting and other advisors in connection with your investment in the notes.

How to reach us	You may contact your local Morgan Stanley branch office or our principal executive offices at 1585 Broadway, New York, New York 10036 (telephone number (212) 761-4000).

HYPOTHETICAL PAYOUTS ON THE NOTES

The following hypothetical examples are provided for illustrative purposes only. Actual results will vary.

Below are three full examples of how to calculate the basket performance based on the hypothetical data in the tables below.

For purposes of the following examples, the final basket component values are referred to as the “final share price,” the “final index value,” and the “final exchange rate,” as applicable.

Example #1: On each day during the observation period the basket performance is at or below the barrier level and the basket performance on the determination date is positive.

Basket Component	Basket Weighting	Hypothetical Initial Basket Component Value	Hypothetical Final Basket Component Value	Appreciation / Depreciation
Basket ETF	30%	47.4900	53.1888	+ 12%
SPX Index	25%	1,281.9200	1,435.7504	+ 12%
RTY Index	15%	786.8900	881.3168	+ 12%
JPY	10%	82.0200	73.2321	+ 12%
EUR	10%	1.3473	1.5090	+ 12%
AUD	10%	1.0009	1.1210	+ 12%

Basket Performance = Sum of Basket Component Performance Values

Basket ETF Performance Value =	[(Final Share Price – Initial Share Price) / Initial Share Price] x 30%, plus
SPX Index Performance Value =	[(Final Index Value – Initial Index Value) / Initial Index Value] x 25%, plus
RTY Index Performance Value =	[(Final Index Value – Initial Index Value) / Initial Index Value] x 15%, plus
JPY Performance Value =	[(Initial JPY Exchange Rate / Final JPY Exchange Rate) – 1] x 10%, plus
EUR Performance Value =	[(Final EUR Exchange Rate / Initial EUR Exchange Rate) – 1] x 10%, plus
AUD Performance Value =	[(Final AUD Exchange Rate / Initial AUD Exchange Rate) – 1] x 10%

So, using the hypothetical initial and final basket component values above, the hypothetical basket performance on the determination date is,

Basket ETF Performance Value =	[(53.1888 – 47.4900) / 47.4900] x 30% = 3.6%, plus
SPX Index Performance Value =	[(1,435.7504 – 1,281.9200) / 1,281.9200] x 25% = 3.0%, plus
RTY Index Performance Value =	[(881.3168 – 786.8900) / 786.8900] x 15% = 1.8%, plus
JPY Performance Value =	[(82.0200 / 73.2321) – 1] x 10% = 1.2%, plus
EUR Performance Value =	[(1.5090 / 1.3473) – 1] x 10% = 1.2%, plus
AUD Performance Value =	[(1.1210 / 1.0009) – 1] x 10% = 1.2%

Hypothetical basket performance on the determination date	=	12%

Supplemental redemption amount	=	$10 x basket performance x participation rate

	=	$10 x 12% x 100% = $1.20

Because the basket performance on the determination date is greater than zero, and on each day during the observation period the basket performance is at or below the barrier level, investors will receive a supplemental redemption amount based on the basket performance on the determination date. Therefore, the total payment at maturity per note will be $11.20, which is the sum of the $10 principal amount and the supplemental redemption amount of $1.20.

Example #2: On each day during the observation period the basket performance is at or below the barrier level and the basket performance on the determination date is negative.

Basket Component	Basket Weighting	Hypothetical Initial Basket Component Value	Hypothetical Final Basket Component Value	Appreciation / Depreciation
Basket ETF	30%	47.4900	33.2430	– 30%
SPX Index	25%	1,281.9200	1,346.0160	+ 5%
RTY Index	15%	786.8900	826.2345	+ 5%
JPY	10%	82.0200	78.1143	+ 5%
EUR	10%	1.3473	1.4147	+ 5%
AUD	10%	1.0009	1.0509	+ 5%

Basket Performance = Sum of Basket Component Performance Values

Basket ETF Performance Value =	[(Final Share Price – Initial Share Price) / Initial Share Price] x 30%, plus
SPX Index Performance Value =	[(Final Index Value – Initial Index Value) / Initial Index Value] x 25%, plus
RTY Index Performance Value =	[(Final Index Value – Initial Index Value) / Initial Index Value] x 15%, plus
JPY Performance Value =	[(Initial JPY Exchange Rate / Final JPY Exchange Rate) – 1] x 10%, plus
EUR Performance Value =	[(Final EUR Exchange Rate / Initial EUR Exchange Rate) – 1] x 10%, plus
AUD Performance Value =	[(Final AUD Exchange Rate / Initial AUD Exchange Rate) – 1] x 10%

So, using the hypothetical initial and final basket component values above, the hypothetical basket performance on the determination date is,

Basket ETF Performance Value =	[(33.2430 – 47.4900) / 47.4900] x 30% = – 9.0%, plus
SPX Index Performance Value =	[(1,346.0160 – 1,281.9200) / 1,281.9200] x 25% = 1.25%, plus
RTY Index Performance Value =	[(826.2345 – 786.8900) / 786.8900] x 15% = 0.75%, plus
JPY Performance Value =	[(82.0200 / 78.1143) – 1] x 10% = 0.5%, plus
EUR Performance Value =	[(1.4147 / 1.3473) – 1] x 10% = 0.5%, plus
AUD Performance Value =	[(1.0509 / 1.0009) – 1] x 10% = 0.5%

Hypothetical basket performance on the determination date	=	– 5.5%

Supplemental redemption amount	=	$0

Because the basket performance on the determination date is less than (or equal to) zero, and on each day during the observation period the basket performance is at or below the barrier level, the supplemental redemption amount will be $0 and the total payment at maturity per note will only equal the $10 principal amount.

The basket performance may be less than (or equal to) zero even though one or more basket components have a positive performance value, as the positive performance values of one or more basket components may be moderated, or wholly offset, by the lesser positive performance values or negative performance values of one or more of the other basket components. In addition, decreases in the value of a more heavily weighted basket component may moderate, or wholly offset, greater increases in the values of less heavily weighted basket components.

In the above example, five of the six basket components have positive performance values. However, these positive performance values are offset by the negative performance value of the most heavily weighted other basket component, resulting in a negative basket performance.

Example #3: On one day during the observation period the basket performance is above the barrier level and the basket performance on the determination date is positive.

Basket Component	Basket Weighting	Hypothetical Initial Basket Component Value	Hypothetical Final Basket Component Value	Appreciation / Depreciation
Basket ETF	30%	47.4900	56.9880	+ 20%
SPX Index	25%	1,281.9200	1,410.112	+ 10%
RTY Index	15%	786.8900	1,022.957	+ 30%
JPY	10%	82.0200	91.3333	– 10%
EUR	10%	1.3473	1.7515	+ 30%
AUD	10%	1.0009	1.4013	+ 40%

Basket Performance = Sum of Basket Component Performance Values

Basket ETF Performance Value =	[(Final Share Price – Initial Share Price) / Initial Share Price] x 30%, plus
SPX Index Performance Value =	[(Final Index Value – Initial Index Value) / Initial Index Value] x 25%, plus
RTY Index Performance Value =	[(Final Index Value – Initial Index Value) / Initial Index Value] x 15%, plus
JPY Performance Value =	[(Initial JPY Exchange Rate / Final JPY Exchange Rate) – 1] x 10%, plus
EUR Performance Value =	[(Final EUR Exchange Rate / Initial EUR Exchange Rate) – 1] x 10%, plus
AUD Performance Value =	[(Final AUD Exchange Rate / Initial AUD Exchange Rate) – 1] x 10%

So, using the hypothetical initial and final basket component values above, the hypothetical basket performance on the determination date is,

Basket ETF Performance Value =	[(56.9880 – 47.4900) / 47.4900] x 30% = 6.0%, plus
SPX Index Performance Value =	[(1,410.112 – 1,281.9200) / 1,281.9200] x 25% = 2.5%, plus
RTY Index Performance Value =	[(1,022.957 – 786.8900) / 786.8900] x 15% = 4.5%, plus
JPY Performance Value =	[(82.0200 / 91.3333) – 1] x 10% = – 1.0%, plus
EUR Performance Value =	[(1.7515 / 1.3473) – 1] x 10% = 3.0%, plus
AUD Performance Value =	[(1.4013 / 1.0009) – 1] x 10% = 4.0%

Hypothetical basket performance on the determination date	=	19%

Supplemental redemption amount	=	$0.60

Because the basket performance on one day during the observation period is above the barrier level, investors will receive a fixed supplemental redemption amount of $0.60 regardless of the basket performance on the determination date. Therefore, the total payment at maturity per note will be $10.60, which is the sum of the $10 principal amount and the fixed supplemental redemption amount of $0.60.

Because the basket performance on one day during the observation period is above the barrier level, the supplemental redemption amount is fixed and is not linked to the basket performance on the determination date. In this example, investors will receive a return on their investment of 6% of the stated principal amount which is significantly less than the hypothetical basket performance on the determination date of 19%, which a direct investment in the basket without the barrier feature would have returned. If the basket performance is above the barrier level on any day in the observation period (which also includes the determination date), investors will receive the fixed 6% return even if the basket performance on the determination date is less than 6% or negative. Please see the operation of the barrier feature for a range of hypothetical basket performances on the determination date in the following table.

The table below illustrates the payment at maturity and return on the notes for a range of hypothetical basket performances on the determination date, depending on whether (a) the basket performance remains at or below the barrier level on each day during the observation period or (b) the basket performance increases above the barrier level of 47.5% on any day during the observation period.

Hypothetical basket performance on the determination date	If on each day during the observation period the basket performance value remains at or below the barrier level		If on any day during the observation period the basket performance value increases above the barrier level
	Payment at maturity	Return on the notes	Payment at maturity	Return on the notes
100%	N/A*		$10.60	6%
80%			$10.60	6%
55%			$10.60	6%
50%			$10.60	6%
47.5%	$14.75	47.5%	$10.60	6%
45%	$14.50	45%	$10.60	6%
30%	$13.00	30%	$10.60	6%
20%	$12.00	20%	$10.60	6%
15%	$11.50	15%	$10.60	6%
10%	$11.00	10%	$10.60	6%
5%	$10.50	5%	$10.60	6%
0%	$10.00	0%	$10.60	6%
– 5%	$10.00	0%	$10.60	6%
– 10%	$10.00	0%	$10.60	6%
– 15%	$10.00	0%	$10.60	6%
– 20%	$10.00	0%	$10.60	6%
– 25%	$10.00	0%	$10.60	6%
– 30%	$10.00	0%	$10.60	6%
– 50%	$10.00	0%	$10.60	6%
– 80%	$10.00	0%	$10.60	6%
–100%	$10.00	0%	$10.60	6%

* If the basket performance on the determination date is greater than 47.5%, the basket performance value will have increased above the barrier level during the observation period (the determination date being the last day of the observation period) and the payment at maturity in these hypothetical examples will be $10.60, resulting in a 6% return on the investment from the stated principal amount.

RISK FACTORS

The notes are not secured debt and investing in the notes is not equivalent to investing directly in the basket components. This section describes the most significant risks relating to the notes. You should carefully consider whether the notes are suited to your particular circumstances in connection with your investment.

Unlike ordinary debt securities, the notes do not pay interest
The terms of the notes differ from those of ordinary debt securities in that we will not pay interest on the notes. Because the supplemental redemption amount may equal zero, the return on an investment in the notes may be zero and, therefore, less than the amount that would be paid on an ordinary debt security. If the basket performance on the determination date has not sufficiently increased over the term of the notes, or if the basket performance on any day during the observation period is above the barrier level, the overall return on the notes may be less than the amount that would be paid on a conventional debt security of the issuer of comparable maturity. The notes have been designed for investors who are willing to forgo market floating interest rates in exchange for a supplemental redemption amount, if any, based on the basket performance on the determination date and on whether the basket performance remains less than or equal to the barrier level throughout the observation period.

You may not receive a supplemental redemption amount
If on each day during the observation period the basket performance remains below or equal to the barrier level and the basket performance on the determination date is equal to or less than zero, no supplemental redemption amount will be paid and you will receive only the stated principal amount of $10 for each note you hold at maturity.

Appreciation potential is limited
The appreciation potential of the notes is limited to 147.5% of the stated principal amount. There will be only a fixed supplemental redemption amount of $0.60 per note if the basket performance is above the barrier level on any day during the observation period. Because it is unlikely, particularly in periods of heightened volatility, that the basket performance will closely approach the barrier level on the determination date without the basket performance having been above the barrier level on any day during the observation period, it is unlikely that you will receive a payment at maturity equal to this maximum potential payment.

If the basket performance is above the barrier level on any day during the observation period, the return on the note at maturity will be fixed and the market value of the notes will no longer be linked to the performance of the basket

If on any day during the observation period the basket performance is above the barrier level, the payment at maturity will be the principal amount of each note plus the supplemental redemption amount of $0.60 and will not depend on the basket performance on the determination date. There may be no secondary market for the notes, but if you try to sell your notes on the secondary market prior to maturity in this situation, you will likely receive the price for a note with a fixed return of 6% at maturity. If the basket performance increases above the barrier level on any day during the observation period and the basket performance on the determination date is greater than 6%, the return on your investment would be less than the amount you would receive on an investment whose return is simply based on the performance of the basket.

Market price influenced by many unpredictable factors
Several factors, many of which are beyond our control, will influence the value of the notes in the secondary market and the price at which MS & Co. may be willing to purchase or sell the notes in the secondary market, including:

•           the basket component values on any day during the observation period, including the determination date, and the initial basket component values on the pricing date,

•           whether the basket performance has exceeded the barrier level on any day during the observation period,

•           the volatility (frequency and magnitude of changes in value) of each of the basket components,

•           interest and yield rates in the market,

•           geopolitical conditions and economic, financial, political, regulatory or judicial events that affect the basket components or securities or currencies markets generally and which may affect the basket component values on any day during the observation period, including the determination date, and the initial basket component values on the pricing date,

•           the exchange rates relative to the U.S. dollar with respect to each of the currencies in which the securities underlying the index tracked by the basket ETF trade,

•           dividend rates of the basket ETF and of the securities underlying the basket indices and the index tracked by the basket ETF,

•           the occurrence of certain events affecting the basket ETF that may or may not require an adjustment to the adjustment factor,

•           the time remaining until the notes mature,

•           the availability of comparable instruments, and

•           any actual or anticipated changes in our credit ratings or credit spreads.

In addition, the currencies markets are subject to temporary distortions or other disruptions due to various factors, including lack of liquidity, participation of speculators and government regulation and intervention. As a result, the market value of the notes will vary and may be less than the original issue price at any time prior to maturity and sale of the notes prior to maturity may result in a loss.

Some or all of these factors will influence the price that you will receive if you sell your notes prior to maturity. For example, you may have to sell your notes at a substantial discount from the stated principal amount of $10 per note if the basket component values at the time of sale are at or below the initial basket component values, or if the basket performance has exceeded the barrier level on any day, or if market interest rates rise. You cannot predict the future performance of any of the basket components based on their historical performance. The basket performance may be negative so that you will receive at maturity only an amount that is equal to the $10 stated principal amount of each note (if the basket performance on each day during the observation period remains at or below the barrier level). There can be no assurance that there will be any positive basket performance over the term of the notes such that you will receive at maturity an amount in excess of the stated principal amount of the notes.

The notes are subject to the credit risk of Morgan Stanley, and any actual or anticipated changes to its credit ratings or credit spreads may adversely affect the market value of the notes
Under the terms of the notes, Morgan Stanley is obligated to return to you the stated principal amount at maturity, even if the basket declines in value on the determination date. However, as with an ordinary debt security, you are dependent on Morgan Stanley’s ability to pay all amounts due on the notes at maturity and therefore you are subject to the credit risk of Morgan Stanley. The notes are not guaranteed by any other entity. If Morgan Stanley defaults on its obligations under the notes, your investment would be at risk and you could lose some or all of your investment. As a result, the market value of the notes prior to maturity will be affected by changes in the market’s view of Morgan Stanley’s creditworthiness. Any actual or anticipated decline in Morgan Stanley’s credit ratings or increase in the credit spreads charged by the market for taking Morgan Stanley credit risk is likely to adversely affect the market value of the notes.
Changes in the value of one or more of the basket components may offset each other
Movements in the values of the basket components may not correlate with each other. At a time when the value of one or more of the basket components increases, the value of one or more of the other basket components may not increase as much, or may decrease. Therefore, in calculating the basket performance, increases in the value of one or more of the basket components may be moderated, or wholly offset, by lesser increases or decreases in the value of one or more of the other basket components.

If the basket performance over the term of the notes is less than or equal to zero and the basket performance has not been above the barrier level on any day during the observation period, you will receive at maturity an amount that is equal to the stated principal amount of the notes.

You can review a table of the historical share prices, index values and currency exchange rates, as applicable, for each of the basket components for each calendar quarter in the period from January 1, 2006 through January 27, 2011 and a graph of the historical performance of the basket for the same period (assuming that each of the basket components is weighted in the basket as described above), beginning on PS-31.

You cannot predict the future performance of any of the basket components, or of the basket as a whole, or whether increases in the value of any of the basket components will be offset by lesser increases or decreases in the value of other basket components, based on their historical performance.

The basket components are not equally weighted
The basket components do not all have the same basket weightings. Therefore, the same percentage change over the term of the notes in two of the basket components which have different basket weightings would have different effects on the basket performance on the determination date because of the unequal basket weightings. Decreases in the value of a more heavily weighted basket component could moderate or wholly offset increases in the values of less heavily weighted basket components. For example, where the basket weighting of one basket component, such as the basket ETF, is greater than the weighting of another basket component, a 5% decrease in the value of the basket component with the heavier basket weighting will have a greater impact on the basket performance than a 5% increase in the value of the basket component with the lesser basket weighting.

The notes will not be listed on any securities exchange and secondary trading may be limited
The notes will not be listed on any securities exchange. Therefore, there may be little or no secondary market for the notes. MS & Co. may, but is not obligated to, make a market in the notes. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the notes easily. Because we do not expect that other broker-dealers will participate significantly in the secondary market for the notes, the price at which you may be able to trade your notes is likely to depend on the price, if any, at which MS & Co. is willing to transact. If, at any time, MS & Co. were not to make a market in the notes, it is likely that there would be no secondary market for the notes. Accordingly, you should be willing to hold your notes to maturity.

The inclusion of commissions and projected profit from hedging in the original issue price is likely to
Assuming no change in market conditions or any other relevant factors, the price, if any, at which MS & Co. is willing to purchase the notes in secondary market transactions will likely be lower than the original issue price, since secondary market prices are likely to exclude commissions paid with respect to the notes and the cost of hedging our obligations under the notes that are included in the original issue adversely affect secondary market prices
price. The cost of hedging includes the projected profit that our subsidiaries may realize in consideration for assuming the risks inherent in managing the hedging transactions. These secondary market prices are also likely to be reduced by the costs of unwinding the related hedging transactions. Our subsidiaries may realize a profit from the expected hedging activity even if investors do not receive a favorable investment return under the terms of the notes or in any secondary market transaction. In addition, any secondary market prices may differ from values determined by pricing models used by MS & Co., as a result of dealer discounts, mark-ups or other transaction costs.

Hedging and trading activity by our subsidiaries could potentially affect the value of the notes
One or more of our subsidiaries have carried out, and will continue to carry out, hedging activities related to the notes (and to the basket components and other instruments, securities and/or indices linked to the basket components), including trading in the basket components and in other instruments, securities and/or indices related to the basket components. Some of our subsidiaries also trade the basket components and other instruments, securities, contracts and/or indices linked to the basket components on a regular basis as part of their general broker-dealer and other businesses. Any of these hedging or trading activities on or prior to the pricing date could have affected the initial basket component values and, therefore, could have increased the basket component values which the basket components must reach on the determination date, or during the observation period, before an investor receives a payment at maturity that exceeds the stated principal amount of the note. Additionally, such hedging or trading activities during the term of the note, including on the determination date, could adversely affect the values of one or more basket components on such determination date and, accordingly, the amount of cash an investor will receive at maturity.

The calculation agent, which is a subsidiary of the issuer, will make determinations with respect to the notes
As calculation agent, MS & Co. has determined the initial basket component values and will determine the basket component values on each day during the observation period and the basket performance on each day during the observation period and whether such basket performance is above the barrier level, whether any changes to the adjustment factor for the basket ETF are required and whether any market disruption event has occurred, and will calculate the amount of cash you will receive at maturity. Any of these determinations made by MS & Co. in its capacity as calculation agent, including with respect to the occurrence or non-occurrence of market disruption events and the calculation of any performance value of any basket component in the event of a market disruption event, may adversely affect the payout to you at maturity. See the sections of this pricing supplement called “Description of Notes—Market Disruption Events,” “—Discontinuance of the Basket ETF and/or the ETF Underlying Index; Alteration of Method of Calculation” and “—Discontinuance of a Basket Index; Alteration of Method of Calculation” below.

There are risks associated with investments in securities linked to the value of emerging markets equity securities
The stocks included in the index tracked by the basket ETF have been issued by companies in various emerging markets countries. Investments in securities linked to the value of emerging markets equity securities involve risks associated with the securities markets in those countries, including risks of volatility in those markets, governmental intervention in those markets and cross-shareholdings in companies in certain countries. Also, there is generally less publicly available information about foreign companies than about U.S. companies that are subject to the reporting requirements of the United States Securities and Exchange Commission, and foreign companies are subject to accounting, auditing and financial reporting standards and requirements different from those applicable to U.S. reporting companies. The prices of securities in emerging markets may be affected by political, economic, financial and social factors in those countries, or global regions, including changes in government, economic and fiscal policies and currency exchange laws.

Countries with emerging markets may have relatively unstable governments, may present the risks of nationalization of businesses, restrictions on foreign ownership and prohibitions on the repatriation of assets, and may have less protection of property rights than more developed countries. The economies of countries with emerging markets may be based on only a few industries, may be highly vulnerable to changes in local or global trade conditions, and may suffer from extreme and volatile debt burdens or inflation rates. Local securities markets may trade a small number of securities and may be unable to respond effectively to increases in trading volume, potentially making prompt liquidation of holdings difficult or impossible at times. Moreover, the economies in such countries may differ unfavorably from the economy in the United States in such respects as growth of gross national product, rate of inflation, capital reinvestment, resources and self-sufficiency.

The basket ETF and the index tracked by the basket ETF are different
The performance of the basket ETF may not exactly replicate the performance of the index tracked by the basket ETF because the basket ETF will reflect transaction costs and fees that are not included in the calculation of the index tracked by the basket ETF. It is also possible that the basket ETF may not fully replicate, or may in certain circumstances diverge significantly from, the performance of the index tracked by the basket ETF due to the temporary unavailability of certain securities in the secondary market, the performance of any derivative instruments contained in the basket ETF, differences in trading hours between the basket ETF and the index tracked by the basket ETF or due to other circumstances. The iShares® MSCI Emerging Markets Index Fund generally invests at least 90% of its assets in the securities of the MSCI Emerging Markets Index and in depositary receipts representing securities of such index. The iShares® MSCI Emerging Markets Index Fund may invest the remainder of its assets in other securities, including securities not included in the MSCI Emerging Markets Index, futures contracts, options on futures contracts, other types of options and swaps related to the MSCI Emerging Markets Index, as well as cash and cash equivalents, including shares of money market funds affiliated with the Investment Adviser.

The adjustments to the adjustment factor the calculation agent is required to make do not cover every corporate event that can affect the basket ETF
MS & Co., as calculation agent, will adjust the adjustment factor for the basket ETF for certain events affecting the basket ETF, such as stock splits and stock dividends, and for certain other corporate actions involving the basket ETF. However, the calculation agent will not make an adjustment for every corporate event or every distribution that could affect the basket ETF. If an event occurs that does not require the calculation agent to adjust the adjustment factor, the market price of the notes may be materially and adversely affected. The determination by the calculation agent to adjust, or not to adjust, an adjustment factor may materially and adversely affect the market price of the notes.

Currency exchange risk, including in respect of the basket ETF
Fluctuations in the exchange rates between the U.S. dollar and the basket currencies will affect the value of the notes. Exchange rate movements for a particular currency against the U.S. dollar are volatile and are the result of numerous factors specific to that country and the United States including the supply of, and the demand for, those currencies, as well as government policy, intervention or actions, but are also influenced significantly from time to time by political or economic developments, and by macroeconomic factors and speculative actions related to different regions. Changes in exchange rates result over time from the interaction of many factors directly or indirectly affecting economic and political conditions in the related countries. Of particular importance to potential currency exchange risk are: (i) rates of inflation; (ii) interest rate levels; (iii) balance of payments; and (iv) the extent of governmental surpluses or deficits in the relevant foreign country and the U.S. All of these factors are in turn sensitive to the monetary, fiscal and trade policies pursued by the governments of various countries and the U.S. and other countries important to international trade and finance. The weakening of any of the basket currencies relative to the U.S. dollar may have a material adverse effect on the value of the notes and the return on an investment in the notes.

In addition, because the price of the basket ETF is related to the value of the stocks underlying the basket ETF as converted into U.S. dollars, holders of the notes will be exposed to currency exchange rate risk with respect to each of the emerging markets currencies in which the component securities of the basket ETF trade. Currencies of emerging economies are often subject to more frequent and larger central bank interventions than the currencies of developed countries and are also more likely to be affected by drastic changes in monetary or exchange rate policies of the relevant country. The net exposure will depend on the extent to which the currencies of the component securities strengthen or weaken against the U.S. dollar and the relative weight of each security. If, taking into account such weighting, the dollar strengthens against the currencies of the component securities represented in the basket ETF, the price of the basket ETF will be adversely affected and the payment at maturity on the notes may be reduced.

Government intervention could materially and adversely affect the value of the notes.
Foreign exchange rates can be fixed by the sovereign government, allowed to float within a range of exchange rates set by the government, or left to float freely. Governments, including those issuing the basket currencies and the currencies in which the component securities of the basket ETF trade and the United States, use a variety of techniques, such as intervention by their central bank or imposition of regulatory controls or taxes, to affect the exchange rates of their respective currencies. They may also issue a new currency to replace an existing currency, fix the exchange rate or alter the exchange rate or relative exchange characteristics by devaluation or revaluation of a currency. Thus, a special risk in purchasing the notes is that their trading value and amount payable could be affected by the actions of sovereign governments, fluctuations in response to other market forces and the movement of currencies across borders.

Even though the basket currencies trade around-the-clock, the notes will not
Because the inter-bank market in foreign currencies is a global, around-the-clock market, the hours of trading for the notes, if any, will not conform to the hours during which the underlying basket currencies are traded. Consequently, significant price and rate movements may take place in the underlying foreign exchange markets that will not be reflected immediately in the price of the notes. Additionally, there is no systematic reporting of last-sale information for foreign currencies which, combined with the limited availability of quotations to individual investors, may make it difficult for many investors to obtain timely and accurate data regarding the state of the underlying foreign exchange markets.

Adjustments to the basket ETF or the index tracked by the basket ETF, as applicable, could adversely affect the value of the notes
As the investment adviser to the iShares® MSCI Emerging Markets Index Fund, BlackRock Fund Advisors (the “Investment Adviser”) seeks investment results that correspond generally to the price and yield performance, before fees and expenses, of the MSCI Emerging Markets Index.  Pursuant to its investment strategy or otherwise, the Investment Advisor may add, delete or substitute the stocks composing the relevant fund.  Any of these actions could adversely affect the price of the shares of the relevant fund and, consequently, the value of the notes.  MSCI Inc. (“MSCI”) is responsible for calculating and maintaining the MSCI Emerging Markets Index.  MSCI may add, delete or substitute the stocks constituting the MSCI Emerging Markets Index or make other methodological changes that could change the value of the MSCI Emerging Markets Index.  MSCI may also discontinue or suspend calculation or publication of the MSCI Emerging Markets Index at any time.  Any of these actions could adversely affect the value of the MSCI Emerging Markets Index and, consequently, the value of the notes.
Adjustments to the basket indices could adversely affect the value of the notes
The publishers of the basket indices can add, delete or substitute the stocks underlying the basket indices, and can make other methodological changes that could change the value of such basket indices. Any of these actions could adversely affect the value of the notes. In addition the publisher of either of the basket indices may discontinue or suspend calculation or publication of such basket index at any time. In these circumstances, MS & Co., as the calculation agent, will have the sole discretion to substitute a successor index that is comparable to the discontinued index and will be permitted to consider indices that are calculated and published by MS & Co. or any of its affiliates. If MS & Co. determines that there is no appropriate successor index, the payment at maturity on the securities will be an amount based on the closing prices at maturity of the securities underlying such basket index at the time of such discontinuance, without rebalancing or substitution, computed by the calculation agent in accordance with the formula for calculating such basket index last in effect prior to discontinuance of such basket index.

Investing in the notes is not equivalent to investing in the basket ETF, the index tracked by the basket ETF or the basket indices
As a holder of the notes, you will not have rights that holders of the shares of the basket ETF, the securities underlying the basket indices or the index tracked by the basket ETF. Furthermore, investing in the notes is not equivalent to investing in any of the basket ETF, or the index tracked by the basket ETF or the basket indices or their components. The notes will provide less opportunity for appreciation than an investment in a similar security that is directly linked to the appreciation of the basket and is not subject to a maximum return. As an investor in the notes, you will not have voting rights or the right to receive dividends or other distributions, or any other rights with respect to the basket ETF, the securities underlying the basket indices or the index tracked by the basket ETF.

DESCRIPTION OF NOTES

Terms not defined herein have the meanings given to such terms in the accompanying prospectus supplement. The term “Notes” refers to each $10 principal amount of any of our Multi-Asset Market Linked Barrier Notes due February 2, 2015 Based on the Performance of a Hybrid Basket Composed of the iShares® MSCI Emerging Markets Index Fund, the S&P 500® Index, the Russell 2000® Index, the Japanese Yen, the Eurozone Euro and the Australian Dollar. In this pricing supplement, the terms “we,” “us” and “our” refer to Morgan Stanley.

Aggregate Principal Amount	$3,597,600
Original Issue Date (Settlement Date )	February 1, 2011
Maturity Date
February 2, 2015, subject to extension if the Determination Date is postponed for any Basket Component in accordance with the definition thereof. If the Determination Date for any Basket Component is postponed so that it falls less than two Business Days prior to the scheduled Maturity Date, the Maturity Date will be the second scheduled Business Day following such Determination Date as postponed. See “—Determination Date” below.

Pricing Date	January 27, 2011
Interest Rate	None
Specified Currency	U.S. dollars
CUSIP Number	61759G273
ISIN Number	US61759G2738
Minimum Purchase Amount	$1,000 and integral multiples of $10 in excess thereof.
Issue Price	$10 (100%)
Basket	The following table sets forth the Basket Components along with the Initial Basket Component Value, the relevant Bloomberg ticker symbol or Bloomberg page and the weighting of each Basket Component:

Basket Component	Initial Basket Component Value	Bloomberg Ticker Symbol/ Bloomberg page	Weighting
iShares® MSCI Emerging Markets Index Fund (the “Basket ETF”)	$46.79	Bloomberg ticker symbol “EEM”	30%
S&P 500® Index (the “SPX Index”)	1,299.54	Bloomberg ticker symbol “SPX”	25%
Russell 2000® Index (the “RTY Index” and together with the SPX Index, the “Basket Indices”)	795.43	Bloomberg ticker symbol “RTY”	15%
Japanese Yen (“JPY”) (expressed as units of currency per U.S. dollar)	82.92	Bloomberg page “JPY Crncy QR”	10%
Eurozone Euro (“EUR”) (expressed as U.S. dollars per unit of currency)	1.3734	Bloomberg page “EUR Crncy QR”	10%
Australian Dollar (“AUD”) (expressed as U.S. dollars per unit of currency)	0.9920	Bloomberg page “AUD Crncy QR”	10%

Determination Date
January 28, 2015 provided that if such day is not an Observation Day (as defined below), the Determination Date shall be the next succeeding day that is an Observation Day, provided further that if none of the five consecutive Business Days following January 28, 2015 is an Observation Day, the fifth Business Day following January 28, 2015 will be deemed the Determination Date for purposes of calculating the Basket Performance, including whether the Final Basket Performance has exceeded the Barrier Level, and the following three paragraphs shall apply to the applicable Basket Components.

(A) With respect to the Basket ETF, if none of the five consecutive Business Days following January 28, 2015 is an Observation Day, the Share Price with respect to the Determination Date (the “Final Share Price”) will be the Share Price on the fifth Business Day following January 28, 2015 if such day is a Trading Day and also a day on which there is no Market Disruption Event with respect to the Basket ETF. If such day is not a Trading Day and/or a Market Disruption Event with respect to the Basket ETF occurs on such day, the Calculation Agent will determine the Final Share Price on such day, as the mean, as determined by the Calculation Agent, of the bid prices for the shares of the Basket ETF (the “ETF Shares”) for such date obtained from as many recognized dealers in such security, but not exceeding three, as will make such bid prices available to the Calculation Agent. Bids of MS & Co. or any of its affiliates may be included in the calculation of such mean, but only to the extent that any such bid is the highest of the bids obtained. If no bid prices are provided from any third party dealers, the Final Share Price will be determined by the Calculation Agent in its sole and absolute discretion (acting in good faith), taking into account any information that it deems relevant.

(B) With respect to each Basket Index or its Successor Index, if none of the five consecutive Business Days following January 28, 2015 is an Observation Day, the Index Value for such Basket Index with respect to the Determination Date (the “Final Index Value”) will be the Index Value on the fifth Business Day following January 28, 2015 if such day is an Index Business Day and also a day on which there is no Market Disruption Event with respect to such Basket Index. If such day is not an Index Business Day and/or a Market Disruption Event with respect to such Basket Index occurs on such day, the Calculation Agent will determine the Final Index Value on such day in accordance with the formula for calculating such index last in effect prior to the commencement of the Market Disruption Event (or prior to the non-Index Business Day), without rebalancing or substitution, using the closing price (or, if trading in the relevant securities has been materially suspended or materially limited, its good faith estimate of the closing price that would have prevailed but for such suspension, limitation or non-Index Business Day) on such day of each security most recently constituting such index.

(C) With respect to a Basket Currency, if none of the five consecutive Business Days following January 28, 2015 is an Observation Day, the exchange rate for such Basket Currency with respect to the Determination Date (the “Final Exchange Rate”) will be the Exchange Rate on the fifth Business Day following January 28, 2015 if such day is a Currency Business Day. If such day is not a Currency Business Day, the Final Exchange Rate will be determined on the Currency Business Day immediately preceding such day.

Observation Day
An Observation Day will be any Trading Day that is also an Index Business Day and a Currency Business Day, and on which there is no Market Disruption Event with respect to any of the Basket Components.

Payment at Maturity
At maturity, upon delivery of the Notes to the Trustee, we will pay with respect to the $10 principal amount of each Note an amount in cash equal to $10 plus the Supplemental Redemption Amount, if any, as determined by the Calculation Agent.

We shall, or shall cause the Calculation Agent to, (i) provide written notice to the Trustee and to The Depository Trust Company (“DTC”) of the amount of cash to be delivered with respect to the $10 principal amount of each Note, on or prior to 10:30 a.m. (New York City time) on the Business Day preceding the Maturity Date, and (ii) deliver the aggregate cash amount due with respect to the Notes to the Trustee for delivery to DTC, as holder of the Notes, on the Maturity Date. We expect such amount of cash will be distributed to investors on the Maturity Date in accordance with the standard rules and procedures of DTC and its direct and indirect participants. See “—Book-Entry Note or Certificated Note” below, and see “The Depositary” in the accompanying prospectus supplement.

Supplemental Redemption Amount	The Supplemental Redemption Amount will equal:

• if on each day during the Observation Period, the Basket Performance is at or below the Barrier Level:
➢ $10 times (x) the Final Basket Performance times (y) the Participation Rate, per Note.
If the Final Basket Performance is equal to or less than zero, the Supplemental Redemption Amount will be $0.
• if on any day during the Observation Period, the Basket Performance is above the Barrier Level, $0.60 per Note.
In no event will the Supplemental Redemption Amount be less than $0.
Final Basket Performance	The Basket Performance on the Determination Date, subject to postponement as described under “—Determination Date” above.
Basket Performance	The Basket Performance on any day is a percentage that is the sum of (i) the Basket ETF Performance Value, (ii) the SPX Index

Performance Value, (iii) the RTY Index Performance Value and (iv) the Basket Currency Performance Values for each of the Basket Currencies, in the case of each Basket Component, whether positive or negative.

Basket ETF Performance Value	The Basket ETF Performance Value will be determined in accordance with the following formula:

(Share Price – Initial Share Price) Initial Share Price	x	Weighting

SPX Index Performance Value	The SPX Index Performance Value will be determined in accordance with the following formula:

(Index Value – Initial Index Value) Initial Index Value	x	Weighting

RTY Index Performance Value	The RTY Index Performance Value will be determined in accordance with the following formula:

(Index Value – Initial Index Value) Initial Index Value	x	Weighting

Basket Currency Performance Value	With respect to JPY:

Initial Exchange Rate Exchange Rate	–	1	x	10%

With respect to EUR:

Exchange Rate Initial Exchange Rate	–	1	x	10%

With respect to AUD:

Exchange Rate Initial Exchange Rate	–	1	x	10%

Observation Period
The Observation Period will be each Trading Day that is also an Index Business Day and a Currency Business Day, and on which there is no Market Disruption Event with respect to any of the Basket Components, beginning on, and including, the Trading Day immediately following the Pricing Date and ending on, and including, the Determination Date. The Observation Period will extend to the date on which the Final Basket Performance is determined if the Determination Date is postponed in accordance with the definition thereof, whether or not such date is a non-Trading Day, a non-Index Business Day or a non-Currency Business Day, as applicable, for one or more of the Basket Components or a day on which a Market Disruption Event occurs with respect to one or more of the Basket Components.

Participation Rate	100%
Barrier Level	47.5%
Initial Share Price	The Initial Share Price is the Share Closing Price of one ETF Share on the Pricing Date as specified under “Basket – Initial Basket Component Value” above.
Share Price	The Share Price on any day will be the Share Closing Price of one ETF Share times the Adjustment Factor on such day for the ETF Shares.
Share Closing Price
Subject to the provisions set out under “—Discontinuance of the Basket ETF and/or the ETF Underlying Index; Alteration of Method of Calculation” and “—Antidilution Adjustments” below, the Share Closing Price for one ETF Share on any Trading Day will be determined by the Calculation Agent and will mean:

(i) if the ETF Shares are listed on a national securities exchange (other than The NASDAQ Stock Market LLC (“NASDAQ”)), the last reported sale price, regular way, of the principal trading session on such day on the principal national securities exchange registered under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), on which the ETF Shares (or any such other security) are listed,

(ii) if the ETF Shares are securities of the NASDAQ, the official closing price published by the NASDAQ on such day, or

(iii) if the ETF Shares are not listed on any national securities exchange but are included in the OTC Bulletin Board Service (the “OTC Bulletin Board”) operated by the Financial Industry Regulatory Authority, Inc., the last reported sale price of the principal trading session on the OTC Bulletin Board on such day.

If the ETF Shares are listed on any national securities exchange but the last reported sale price or the official closing price published by the NASDAQ, as applicable, is not available pursuant to the preceding sentence, then the Share Closing Price for the ETF Shares on any Trading Day will mean the last reported sale price of the principal trading session on the over-the-counter market as reported on the NASDAQ or the OTC Bulletin Board on such day.  If the last reported sale price or the official closing price published by NASDAQ, as applicable, for the ETF Shares is not available pursuant to either of the two preceding sentences, then the Share Closing Price for any Trading Day shall be the mean, as determined by the Calculation Agent, of the bid prices for the ETF Shares, for such Trading Day obtained from as many recognized dealers in such shares, but not exceeding three, as will make such bid prices available to the Calculation Agent.  Bids of MS & Co. and its successors or any of its affiliates may be included in the calculation of such mean, but only to the extent that any such bid is the highest of the bids obtained.  If no bid prices are provided from any third-party dealers, the Share Closing Price shall be determined by the Calculation Agent in its sole and absolute discretion (acting in good faith), taking into account any information that it deems relevant. The term “OTC Bulletin Board Service” will include any successor service thereto. See “—Discontinuance of the Basket ETF and/or the ETF Underlying Index; Alteration of Method of Calculation” and “—Antidilution Adjustments” below.

Adjustment Factor	1.0, subject to adjustment in the event of certain events affecting the shares of the Basket ETF. See “—Antidilution Adjustments” below.
Initial Index Value	With respect to the SPX Index and the RTY Index, the Initial Index Value is the respective Index Closing Value on the Pricing Date as specified under “—Basket—Initial Basket Component Value” above.
Index Value	With respect to the SPX Index and the RTY Index, the Index Value on any day will be the Index Closing Value of such Basket Index on such day.
Index Closing Value
The Index Closing Value with respect to any Index Business Day will equal the closing value of the Basket Index published at the regular weekday close of trading on such day, published by the Index Publisher, or any Successor Index (as defined under “—Discontinuance of the Basket Index; Alteration of Method of Calculation”).  In certain circumstances, the Index Value will be based on the alternate calculation of a Basket Index described under “—Discontinuance of a Basket Index; Alteration of Method of Calculation.”

Initial Exchange Rate	The Initial Exchange Rate with respect to each Basket Currency is the exchange rate determined on the Pricing Date as specified under “—Basket—Initial Basket Component Value” above.
Exchange Rate
Exchange Rate means, on any Currency Business Day (i) with respect to JPY, the rate for conversion of such Basket Currency into U.S. dollars (expressed as the number of units of such Basket Currency per one U.S. dollar) and (ii) with respect to the EUR and AUD, the rate for conversion of U.S. dollars into one unit of such Basket Currency (expressed as the number of U.S. dollars per one unit of such Basket Currency) as determined by reference to the rate displayed on the applicable Bloomberg Page for such Basket Currency on such Currency Business Day at 4:00 p.m. New York City time, as determined by the Calculation Agent; provided that if (i) no such rate is displayed on the applicable Bloomberg Page for such day, or (ii) the Calculation Agent determines in good faith that the rate so displayed on the applicable Bloomberg Page is manifestly incorrect, the Exchange Rate will equal the arithmetic mean, as determined by the Calculation Agent, of the firm quotes of exchange rates for conversion of such Basket Currency into U.S. dollars determined by at least five independent leading dealers selected by the Calculation Agent (the “Reference Dealers”) in the underlying market for such Basket Currency taking into consideration the latest available quote for such exchange rate and any other information deemed relevant by such

Reference Dealers; provided further that if (i) the difference between the highest and lowest exchange rates for conversion of any such Basket Currency determined by the Reference Dealers on such date pursuant to the previous clause of this sentence is greater than 1% or (ii) the Calculation Agent is unable to obtain five such quotes from the Reference Dealers on such date for any reason, the Exchange Rate for such Basket Currency shall be the exchange rate as determined by the Calculation Agent in good faith on such day taking into account any information deemed relevant by the Calculation Agent. Quotes of MS & Co. or any of its affiliates may be included in the calculation of any such mean, but only to the extent that any such bid is the highest of the quotes obtained.

Trading Day
Trading Day means a day, as determined by the Calculation Agent, on which trading is generally conducted on the New York Stock Exchange, The NASDAQ Stock Market LLC (“NASDAQ”), the Chicago Mercantile Exchange and the Chicago Board of Options Exchange and in the over-the-counter market for equity securities in the United States.

Index Business Day
Index Business Day means a day, with respect to a Basket Index, as determined by the Calculation Agent, on which trading is generally conducted on each of the Relevant Exchange(s) for such index, and on each exchange on which futures or options contracts related to such index (or its Successor Index) are traded, other than a day on which trading on such exchange(s) is scheduled to close prior to the time of the posting of its regular final weekday closing price.

Currency Business Day
Currency Business Day means a day, other than a Saturday or Sunday, that is (i) neither a legal holiday nor a day on which commercial banks are authorized or required by law, regulation or executive order to close in New York City and (ii) a day on which dealings in foreign currency in accordance with the practice of the foreign exchange market occur in London, England.

Business Day	Any day, other than a Saturday or Sunday, that is neither a legal holiday nor a day on which banking institutions are authorized or required by law or regulation to close in the City of New York.
Index Publisher
(a) With respect to the S&P 500® Index, Standard & Poor’s Financial Services LLC and (b) with respect to the Russell 2000® Index, Russell Investment Group, or, in each case, any respective successor publisher(s) thereof.

Relevant Exchange	Relevant Exchange means:

(a) with respect to each ETF Share, the primary exchange or market of trading for any security (or any combination thereof) then included in the ETF Underlying Index or an ETF Successor Index and (b) with respect to a Basket Index or its Successor Index, the primary exchange(s) or market(s) of trading for (i) any security then included in such index, and (ii) any futures or options contracts related to such index, or to any security then included in such index.

Market Disruption Event	Market Disruption Event means:
(A) with respect to the Basket ETF,

(i) the occurrence or existence of a suspension, absence or material limitation of trading of the ETF Shares on the primary market for such ETF Shares for more than two hours of trading or during the one-half hour period preceding the close of the principal trading session in such market; or a breakdown or failure in the price and trade reporting systems of the primary market for such ETF Shares as a result of which the reported trading prices for the ETF Shares during the last one-half hour preceding the close of the principal trading session in such market are materially inaccurate; or the suspension, absence or material limitation of trading on the primary market for trading in futures or options contracts related to the ETF Share, if available, during the one-half hour period preceding the close of the principal trading session in the applicable market, in each case as determined by the Calculation Agent in its sole discretion; or (ii) the occurrence or existence of a suspension, absence or material limitation of trading of securities then constituting 20 percent or more of the value of the MSCI Emerging Markets Index (the “ETF Underlying Index”) on the Relevant Exchange(s) for such securities or futures contracts, as applicable, for more than two hours of trading or during the one-half hour period preceding the close of the principal trading session on such Relevant Exchange(s), in each case as determined by the Calculation Agent in its sole discretion; or (iii) the suspension, material limitation or absence of trading on any major U.S. securities market for trading in futures or options contracts related to the ETF Underlying Index for more than two hours of trading or during the one-half hour period preceding the close of the principal trading session on such market, in each case as determined by the Calculation Agent in its sole discretion; and (iv) a determination by the Calculation Agent in its sole discretion that any event described in clause (i), (ii) or (iii) above materially interfered with our ability or the ability of any of our affiliates to unwind or adjust all or a portion of the hedge position with respect to the notes.

For the purpose of determining whether a Market Disruption Event exists at any time, if trading in a security included in the ETF Underlying Index is materially suspended or materially limited at that time, then the elevant percentage contribution of that security to the level of the ETF Underlying Index shall be based on a comparison of (x) the portion of the level of the ETF Underlying Index attributable to that security relative to (y) the overall level of the ETF Underlying Index, in each case immediately before that suspension or limitation.

For the purpose of determining whether a Market Disruption Event has occurred: (1) a limitation on the hours or number of days of trading will not constitute a Market Disruption Event if it results from an announced change in the regular business hours of the Relevant Exchange or market, (2) a decision to permanently discontinue trading in the ETF shares or in the futures or options contract related to the ETF Underlying Index or the ETF shares will not constitute a Market Disruption Event, (3) a suspension of trading in futures or options contracts on the ETF Underlying Index or the ETF shares by the primary securities market trading in such contracts by reason of (a) a price change exceeding limits set by such securities exchange or market, (b) an imbalance of orders relating to such contracts or (c) a disparity in bid and ask quotes relating to such contracts will constitute a suspension, absence or material limitation of trading in futures or options contracts related to the ETF Underlying Index or the ETF shares and (4) a “suspension, absence or material limitation of trading” on any Relevant Exchange or on the primary market on which futures or options contracts related to the ETF Underlying Index or the ETF shares are traded will not include any time when such securities market is itself closed for trading under ordinary circumstances.  Upon any permanent discontinuance of trading in the ETF shares, see “––Discontinuance of the Basket ETF and/or the ETF Underlying Index; Alteration of Method of Calculation” below.

(B) with respect to a Basket Index,

(i) the occurrence or existence of a suspension, absence or material limitation of trading of securities then constituting 20 percent or more of the level of such Basket Index (or the Successor Index) on the Relevant Exchange(s) for such securities for more than two hours of trading or during the one-half hour period preceding the close of the principal trading session on such Relevant Exchange(s); or a breakdown or failure in the price and trade reporting systems of any Relevant Exchange as a result of which the reported trading prices for securities then constituting 20 percent or more of the level of such Basket Index (or the Successor Index) during the last one-half hour preceding the close of the principal trading session on such Relevant Exchange(s) are materially inaccurate; or the suspension, material limitation or absence of trading on any major securities market for trading in futures or options contracts or exchange traded funds related to such Basket Index (or the Successor Index) for more than two hours of trading or during the one-half hour period preceding the close of the principal trading session on such market, in each case as determined by the Calculation Agent in its sole discretion; and

(ii) a determination by the Calculation Agent in its sole discretion that any event described in clause (i) above materially interfered with our ability or the ability of any of our affiliates to unwind or adjust all or a material portion of the hedge position with respect to the Notes.

For the purpose of determining whether a Market Disruption Event exists at any time, if trading in a security included in a Basket Index is materially suspended or materially limited at that time, then the relevant percentage contribution of that security to the value of such Basket Index shall be based on a comparison of (x) the portion of the value of such Basket Index attributable to that security relative to (y) the overall value of such Basket Index, in each case immediately before that suspension or limitation.

For purposes of determining whether a Market Disruption Event exists at any time: (1) a limitation on the hours or number of days of trading will not constitute a Market Disruption Event if it results from an announced change in the regular business hours of the Relevant Exchange or market, (2) a decision to permanently discontinue trading in the relevant futures or options contract or exchange traded fund will not constitute a Market Disruption Event, (3) a suspension of trading in futures or options contracts on a Basket Index by the primary securities market trading in such contracts by reason of (A) a price change exceeding limits set by such exchange or market, (B) an imbalance of orders relating to such contracts or (C) a disparity in bid and ask quotes relating to such contracts will constitute a suspension, absence or material limitation of trading in futures or options contracts related to such Basket Index and (4) a “suspension, absence or material limitation of trading” on any Relevant Exchange or on the primary market on which futures or options contracts related to such Basket Index are traded will not include any time when such market is itself closed for trading under ordinary circumstances.

Antidilution Adjustments
With respect to the ETF Shares, if such shares are subject to a stock split or reverse stock split, then once such split has become effective, the Adjustment Factor for the ETF Shares will be adjusted to equal the product of the prior Adjustment Factor and the number of shares issued in such stock split or reverse stock split with respect to one ETF Share.

No adjustment to the Adjustment Factor for the ETF Shares pursuant to the paragraph above will be required unless such adjustment would require a change of at least 0.1% in the amount being adjusted as then in effect.  Any number so adjusted will be rounded to the nearest one hundred-thousandth with five one millionths being rounded upward.

Discontinuance of the Basket ETF and/or the ETF Underlying Index; Alteration of Method of Calculation	If trading in shares of the Basket ETF on every applicable national securities exchange, on the OTC Bulletin Board and in the over-the-counter market is permanently discontinued or the Basket ETF is liquidated or otherwise terminated (a “Discontinuance or Liquidation Event”), the Share Closing Price on any Trading

Day following the Discontinuance or Liquidation Event will be determined by the Calculation Agent and will be deemed to equal the product of (i) the closing value of the ETF Underlying Index (or any ETF Successor Index, as described below), as applicable, on such Trading Day (taking into account any material changes in the method of calculating the ETF Underlying Index following such Discontinuance or Liquidation Event) times (ii) a fraction, the numerator of which is the Share Closing Price and the denominator of which is the closing value of the ETF Underlying Index (or any ETF Successor Index, as described below), each determined as of the last day prior to the occurrence of the Discontinuance or Liquidation Event on which a Share Closing Price was available.

If, following a Discontinuance or Liquidation Event, MSCI Inc., the index publisher of the ETF Underlying Index discontinues publication of the ETF Underlying Index and MSCI Inc. or another entity (including MS & Co.) publishes a successor or substitute index that MS & Co., as the Calculation Agent, determines, in its sole discretion, to be comparable to the discontinued ETF Underlying Index (such index being referred to herein as an “ETF Successor Index”), then any subsequent Share Closing Price on any Trading Day following a Discontinuance or Liquidation Event will be determined by reference to the published value of such ETF Successor Index at the regular weekday close of trading on such Trading Day.

Upon any selection by the Calculation Agent of an ETF Successor Index, the Calculation Agent will cause written notice thereof to be furnished to the Trustee, to us and to DTC, as holder of the Notes, within three Business Days of such selection.  We expect that such notice will be passed on to you, as a beneficial owner of the Notes, in accordance with the standard rules and procedures of DTC and its direct and indirect participants.

If, following a Discontinuance or Liquidation Event, MSCI Inc. discontinues publication of the ETF Underlying Index prior to, and such discontinuance is continuing on, any Trading Day during the Observation Period, the Determination Date or the date of acceleration, and MS & Co., as the Calculation Agent, determines, in its sole discretion, that no ETF Successor Index is available at such time, then the Calculation Agent will determine the Share Closing Price for such date.  The Share Closing Price will be computed by the Calculation Agent in accordance with the formula for calculating the ETF Underlying Index last in effect prior to such discontinuance, using the closing price (or, if trading in the relevant securities has been materially suspended or materially limited, its good faith estimate of the closing price that would have prevailed but for such suspension or limitation) at the close of the principal trading session of the Relevant Exchange on such date of each security most recently composing the ETF Underlying Index without any rebalancing or substitution of such securities following such discontinuance.  Notwithstanding these alternative arrangements, discontinuance of the publication of the

ETF Underlying Index may adversely affect the value of the Notes.

Discontinuance of a Basket Index; Alteration of Method of Calculation
If Index Publisher discontinues publication of a Basket Index and such Index Publisher or another entity (including Morgan Stanley & Co. Incorporated (“MS & Co.”)) publishes a successor or substitute index that MS & Co., as the Calculation Agent, determines, in its sole discretion, to be comparable to the discontinued Basket Index (such index being referred to herein as a “Successor Index”), then any subsequent Index Value will be determined by reference to the published value of such Successor Index at any time, and any subsequent Index Value will be determined by reference to the published value of such Successor Index at the regular weekday close of trading on any Index Business Day that the Index Value is to be determined.

For the purpose of determining whether the Basket Performance has exceeded the Barrier Level on any day during the Observation Period, the deemed Initial Index Value of the applicable Successor Index will be determined so that the difference between the Index Value of the applicable Successor Index at the time of discontinuance of the discontinued index and the deemed Initial Index Value of such Successor Index represents the percentage difference between the Initial Index Value of the discontinued Basket Index and the Index Value of such discontinued Basket Index at the time of its discontinuance.  For example, assume a Basket Index, whose hypothetical Initial Index Value is 1,000, is discontinued with 1,100 as the last published Index Value prior to its discontinuance, and the Index Value of the Successor Index is 2,200 at the time of such discontinuance.  The Initial Index Value of such Successor Index will be deemed to be 2,000.  The Basket Performance will be computed based on such deemed Initial Index Value.

Upon any selection by the Calculation Agent of a Successor Index, the Calculation Agent will cause written notice thereof to be furnished to the Trustee, to us and to DTC, as holder of the Notes, within three Business Days of such selection.  We expect that such notice will be made available to you, as a beneficial owner of the Notes, in accordance with the standard rules and procedures of DTC and its direct and indirect participants.

If the Index Publisher discontinues publication of a Basket Index or its Successor Index prior to, and such discontinuance is continuing on, the Determination Date, any Index Business Day (on which determination need be made as to whether the Basket Performance has exceeded the Barrier Level), or the date of acceleration and MS & Co., as the Calculation Agent, determines, in its sole discretion, that no successor index is available at such time, then the Calculation Agent will determine the Index Value of the affected Basket Index for such date.  The Index Value of an affected Basket Index or its Successor Index will be computed by the Calculation Agent in accordance with the formula for and method of calculating such index last in effect prior to such discontinuance, using the closing price (or, if trading in the relevant securities has been materially suspended or materially limited, its good faith estimate of the closing price that would have prevailed but for such suspension or limitation) at the close of the principal trading session of the Relevant Exchange on such date of each security most recently constituting such index without any rebalancing or substitution of such securities following such discontinuance.  Notwithstanding these alternative arrangements, discontinuance of the publication of a Basket Index may adversely affect the value of the Notes.

If at any time, the method of calculating a Basket Index or its Successor Index, or the value thereof, is changed in a material respect, or if a Basket Index is in any other way modified so that such index does not, in the opinion of MS & Co., as the Calculation Agent, fairly represent the value of the Basket Index or Successor Index had such changes or modifications not been made, then, from and after such time, the Calculation Agent will, at the close of business in New York City on each date on which the Index Value is to be determined, make such calculations and adjustments as, in the good faith judgment of the Calculation Agent, may be necessary in order to arrive at a value of an index comparable to the Basket Index or Successor Index, as the case may be, as if such changes or modifications had not been made, and the Calculation Agent will calculate the Index Value with reference to the Basket Index or Successor Index, as adjusted.  Accordingly, if the method of calculating the Basket Index or Successor Index is modified so that the value of such index is a fraction of what it would have been if it had not been modified (e.g., due to a split in the index), then the Calculation Agent will adjust such index in order to arrive at a value of the Basket Index or Successor Index as if it had not been modified (e.g., as if such split had not occurred).

Book Entry Note or Certificated Note
Book Entry.  The Notes will be issued in the form of one or more fully registered global securities which will be deposited with, or on behalf of, DTC and will be registered in the name of a nominee of DTC.  DTC’s nominee will be the only registered holder of the Notes.  Your beneficial interest in the Notes will be evidenced solely by entries on the books of the securities intermediary acting on your behalf as a direct or indirect participant in DTC.  In this pricing supplement, all references to payments or notices to you will mean payments or notices to DTC, as the registered holder of the Notes, for distribution to participants in accordance with DTC’s procedures.  For more information regarding DTC and book entry notes, please read “The Depositary” in the accompanying prospectus supplement and “Forms of Securities—Global Securities—Registered Global Securities” in the accompanying prospectus.

Senior Note or Subordinated Note	Senior
Trustee	The Bank of New York Mellon, a New York banking corporation (as successor Trustee to JPMorgan Chase Bank, N.A.)

Agent	Morgan Stanley & Co. Incorporated and its successors (“MS & Co.”)
Bloomberg Page	The display page so designated by Bloomberg Financial Markets (“Bloomberg”) or any other display page that may replace that display page on Bloomberg and any successor service thereto.

Alternate Exchange Calculation in Case of an Event of Default
In case an event of default with respect to the Notes shall have occurred and be continuing, the amount declared due and payable for each Note upon any acceleration of the Notes (the “Acceleration Amount”) will equal $10 principal amount per Note plus the Supplemental Redemption Amount, if any, determined as though the date of acceleration is the Determination Date and the Observation Period ends on such date.

If the maturity of the Notes is accelerated because of an event of default as described above, we shall, or shall cause the Calculation Agent to, provide written notice to the Trustee at its New York office, on which notice the Trustee may conclusively rely, and to DTC of the Acceleration Amount and the aggregate cash amount due with respect to the Notes as promptly as possible and in no event later than two Business Days after the date of acceleration.

Calculation Agent	Morgan Stanley & Co. Inc. (“MS & Co.”)

All determinations made by the Calculation Agent will be at the sole discretion of the Calculation Agent and will, in the absence of manifest error, be conclusive for all purposes and binding on you, the Trustee and us.

All calculations with respect to the Payment at Maturity will be made by the Calculation Agent and will be rounded to the nearest one billionth, with five ten-billionths rounded upward (e.g., .9876543215 would be rounded to .987654322); all dollar amounts related to determination of the amount of cash payable per Note will be rounded to the nearest ten-thousandth, with five one hundred- thousandths rounded upward (e.g., .76545 would be rounded up to .7655); and all dollar amounts paid on the aggregate number of Notes will be rounded to the nearest cent, with one-half cent rounded upward.

Because the Calculation Agent is our affiliate, the economic interests of the Calculation Agent and its affiliates may be adverse to your interests as an investor in the Notes, including with respect to certain determinations and judgments that the Calculation Agent must make in determining the Initial Share Price and any Share Price of the Basket ETF, the Initial Index Value and any Index Value of the Basket Indices, the Initial Exchange Rate and any Exchange Rate of a Basket Currency, the Basket Performance on any day during the Observation Period, the Supplemental Redemption Amount, if any, or whether a Market Disruption Event has occurred.  See “—Market Disruption Event” above.  MS & Co. is obligated to carry out its duties and functions as Calculation Agent in good faith and using its reasonable judgment.

Historical Graph
The following graph sets forth the historical performance of the Basket (assuming that each of the Basket Components is weighted as described in “—Basket” above) for the period from January 1, 2006 through January 27, 2011 and illustrates the effect of the offset and/or correlation among the Basket Components during such period.  The graph does not attempt to show your expected return on an investment in the Notes.  The historical performance of the Basket and the Basket Components should not be taken as an indication of their future performance.

Historical Performance of the Basket January 1, 2006 through January 27, 2011

Historical Information
The following tables set forth the published high, low and end of quarter share prices, index values or currency exchange rates, as applicable, for each of the Basket Components for each calendar quarter from January 1, 2006 through January 27, 2011.  The graphs following each Basket Component’s table set forth the daily historical performance of each respective Basket Component for the same period.  On January 27, 2011, the share price for the Basket ETF was $46.79, the index values for the SPX Index and the Russell 2000 were 1,299.54 and 795.43, respectively and the currency exchange rates for the Japanese Yen, the Eurozone Euro and the Australian Dollar were 82.92, 1.3734 and 0.9920, respectively.  We obtained the information in the tables and graphs from Bloomberg Financial Markets, without independent verification.  The historical performance of the Basket Components should not be taken as an indication of future performance.  The prices and values of the Basket Components may be, and have recently been, volatile, and we can give you no assurance that the volatility will lessen. If the Basket Performance on the Determination Date is less than or equal to zero, and the Basket Performance on each day during the observation period has not been above the Barrier Level, the payment due at maturity will be equal to the stated principal amount of the Notes.  We cannot give you any assurance that the Basket Performance will be greater than zero on the Determination Date, or that the Basket

Performance on any day during the Observation Period will be above the Barrier Level, such that you will receive any Supplemental Redemption Amount.

The iShares® MSCI Emerging Markets Index Fund Historical High, Low and Period End Closing Prices January 1, 2006 through January 27, 2011
Basket ETF	High	Low	Period End
2006
First Quarter	33.5933	29.4167	33.0000
Second Quarter	37.0333	27.3167	31.3000
Third Quarter	33.1000	29.2000	32.2567
Fourth Quarter	38.2000	31.7667	38.0567
2007
First Quarter	39.5433	35.0967	38.8333
Second Quarter	44.4000	38.8333	43.8833
Third Quarter	50.1333	39.5000	49.8167
Fourth Quarter	55.7300	47.1767	50.1000
2008
First Quarter	50.3667	42.1555	44.7933
Second Quarter	51.7100	44.4700	45.2400
Third Quarter	44.4333	31.5500	34.1700
Fourth Quarter	34.5800	18.2600	24.9700
2009
First Quarter	27.1000	19.9400	24.8100
Second Quarter	34.6400	25.6300	32.2300
Third Quarter	39.2800	30.7400	38.9100
Fourth Quarter	42.0700	37.5700	41.5000
2010
First Quarter	43.2000	36.8300	42.1225
Second Quarter	43.9800	36.1650	37.3200
Third Quarter	44.7700	37.5900	44.7700
Fourth Quarter	48.5800	44.7800	47.6420
2011
First Quarter (through January 27, 2011)	48.3200	46.4600	46.7900

iShares® MSCI Emerging Markets Index Fund

The S&P 500® Index Historical High, Low and Period End Closing Values January 1, 2006 through January 27, 2011
The SPX Index	High	Low	Period End
2006
First Quarter	1,307.25	1,248.29	1,294.83
Second Quarter	1,325.76	1,223.69	1,270.20
Third Quarter	1,339.15	1,234.49	1,335.85
Fourth Quarter	1,427.09	1,331.32	1,418.30
2007
First Quarter	1,459.68	1,374.12	1,420.86
Second Quarter	1,539.18	1,420.86	1,503.35
Third Quarter	1,553.08	1,406.70	1,526.75
Fourth Quarter	1,565.15	1,407.22	1,468.36
2008
First Quarter	1,468.36	1,273.37	1,322.70
Second Quarter	1,426.63	1,278.38	1,280.00
Third Quarter	1,305.32	1,106.39	1,166.36
Fourth Quarter	1,161.06	752.44	903.25
2009
First Quarter	934.70	676.53	797.87
Second Quarter	946.21	811.08	919.32
Third Quarter	1,071.66	879.13	1,057.08
Fourth Quarter	1,127.78	1,025.21	1,115.10
2010
First Quarter	1,174.17	1,056.74	1,169.43
Second Quarter	1,217.28	1,030.71	1,030.71
Third Quarter	1,148.67	1,022.58	1,141.20
Fourth Quarter	1,259.78	1,137.03	1,257.64
2011
First Quarter (through January 27, 2011)	1,299.54	1,257.64	1,299.54

S&P 500® Index

The Russell 2000® Index Historical High, Low and Period End Closing Values January 1, 2006 through January 27, 2011
The RTY Index	High	Low	Period End
2006
First Quarter	765.14	673.22	765.14
Second Quarter	781.83	672.72	724.67
Third Quarter	734.48	671.94	725.59
Fourth Quarter	797.73	718.35	787.66
2007
First Quarter	829.44	760.06	800.71
Second Quarter	855.09	800.71	833.70
Third Quarter	855.77	751.54	805.45
Fourth Quarter	845.72	735.07	766.03
2008
First Quarter	766.03	643.97	687.97
Second Quarter	763.27	686.07	689.66
Third Quarter	754.38	657.72	679.58
Fourth Quarter	671.59	385.31	499.45
2009
First Quarter	514.71	343.26	422.75
Second Quarter	531.68	429.16	508.28
Third Quarter	620.69	479.27	604.28
Fourth Quarter	634.07	562.40	625.39
2010
First Quarter	690.30	586.49	678.64
Second Quarter	741.92	609.49	609.49
Third Quarter	677.64	590.03	676.14
Fourth Quarter	792.35	669.45	783.65
2011
First Quarter (through January 27, 2011)	807.57	773.18	795.43

The Russell 2000® Index

Japanese Yen Historical High, Low and Period End Exchange Rates January 1, 2006 through January 27, 2011 (expressed as units of Japanese yen per U.S. dollar)
Japanese Yen	High	Low	Period End
2006
First Quarter	119.04	114.15	117.78
Second Quarter	118.69	109.74	114.44
Third Quarter	118.18	114.02	118.18
Fourth Quarter	119.78	114.88	119.05
2007
First Quarter	121.94	115.53	117.83
Second Quarter	123.89	117.83	123.17
Third Quarter	123.41	113.38	114.81
Fourth Quarter	117.61	107.41	111.75
2008
First Quarter	111.64	97.33	99.69
Second Quarter	108.22	100.95	106.21
Third Quarter	110.53	104.18	106.11
Fourth Quarter	105.71	87.24	90.64
2009
First Quarter	99.15	88.75	98.96
Second Quarter	100.99	94.41	96.36
Third Quarter	97.57	89.63	89.70
Fourth Quarter	93.02	86.41	93.02
2010
First Quarter	93.47	88.47	93.47
Second Quarter	94.61	88.43	88.43
Third Quarter	88.74	83.04	83.53
Fourth Quarter	84.26	80.40	81.12
2011
First Quarter (through January 27, 2011)	83.33	81.12	82.92

Japanese Yen

Eurozone Euro Historical High, Low and Period End Exchange Rates January 1, 2006 through January 27, 2011 (expressed as units of U.S. dollar per Eurozone euro)
Eurozone Euro	High	Low	Period End
2006
First Quarter	1.2307	1.1821	1.2118
Second Quarter	1.2928	1.2093	1.2791
Third Quarter	1.2892	1.2505	1.2674
Fourth Quarter	1.3343	1.2513	1.3197
2007
First Quarter	1.3385	1.2893	1.3354
Second Quarter	1.3652	1.3302	1.3541
Third Quarter	1.4267	1.3426	1.4267
Fourth Quarter	1.4872	1.4048	1.4589
2008
First Quarter	1.5845	1.4454	1.5788
Second Quarter	1.5991	1.5380	1.5755
Third Quarter	1.5938	1.3998	1.4092
Fourth Quarter	1.4419	1.2453	1.3971
2009
First Quarter	1.4045	1.2530	1.3250
Second Quarter	1.4303	1.2921	1.4033
Third Quarter	1.4790	1.3884	1.4640
Fourth Quarter	1.5134	1.4249	1.4321
2010
First Quarter	1.4513	1.3273	1.3510
Second Quarter	1.3653	1.1923	1.2238
Third Quarter	1.3634	1.2527	1.3634
Fourth Quarter	1.4207	1.2983	1.3384
2011
First Quarter (through January 27, 2011)	1.3734	1.2907	1.3734

Eurozone Euro

Australian Dollar Historical High, Low and Period End Exchange Rates January 1, 2006 through January 27, 2011 (expressed as units of U.S. dollar per Australian dollar)
Australian Dollar	High	Low	Period End
2006
First Quarter	0.7582	0.7050	0.7165
Second Quarter	0.7759	0.7158	0.7421
Third Quarter	0.7712	0.7419	0.7461
Fourth Quarter	0.7910	0.7422	0.7885
2007
First Quarter	0.8099	0.7704	0.8086
Second Quarter	0.8494	0.8086	0.8494
Third Quarter	0.8879	0.7912	0.8879
Fourth Quarter	0.9341	0.8573	0.8751
2008
First Quarter	0.9490	0.8614	0.9131
Second Quarter	0.9629	0.9072	0.9586
Third Quarter	0.9794	0.7907	0.7924
Fourth Quarter	0.7874	0.6013	0.7027
2009
First Quarter	0.7233	0.6300	0.6913
Second Quarter	0.8209	0.6966	0.8064
Third Quarter	0.8828	0.7786	0.8828
Fourth Quarter	0.9369	0.8652	0.8977
2010
First Quarter	0.9318	0.8646	0.9172
Second Quarter	0.9351	0.8104	0.8408
Third Quarter	0.9697	0.8393	0.9671
Fourth Quarter	1.0233	0.9588	1.0233
2011
First Quarter (through January 27, 2011)	1.0233	0.9871	0.9920

Australian Dollar

The iShares® MSCI Emerging Markets
Index Fund; Public Information
The iShares® MSCI Emerging Markets Index Fund is an exchange-traded fund that seeks investment results that correspond generally to the price and yield performance, before fees and expenses, of the MSCI Emerging Markets Index.  The iShares MSCI Emerging Markets Index Fund is managed by iShares, Inc. (“iShares”), a registered investment company that consists of numerous separate investment portfolios, including the iShares® MSCI Emerging Markets Index Fund.  Information provided to or filed with the Commission by iShares pursuant to the Securities Act of 1933 and the Investment Company Act of 1940 can be located by reference to Commission file numbers 033-97598 and 811-09102, respectively, through the Commission’s website at.www.sec.gov.  In addition, information may be obtained from other sources including, but not limited to, press releases, newspaper articles and other publicly disseminated documents.  We make no representation or warranty as to the accuracy or completeness of such information.

This pricing supplement relates only to the Notes referenced hereby and does not relate to the ETF Shares.  We have derived all disclosures contained in this pricing supplement regarding iShares from the publicly available documents described in the preceding paragraph.  In connection with the offering of the Notes, neither we nor the Agent has participated in the preparation of such documents or made any due diligence inquiry with respect to iShares.  Neither we nor the Agent makes any representation that such publicly available documents or any other publicly available information regarding iShares is accurate or complete.  Furthermore, we cannot give any assurance that all events occurring prior to the date hereof (including events that would affect the accuracy or completeness of the publicly available documents described in the preceding paragraph) that would affect the trading price of the ETF Shares (and therefore the price of the ETF Shares at the time we priced the Notes) have been publicly disclosed.  Subsequent disclosure of any such events or the disclosure of or failure to disclose material future events concerning iShares could affect the value received at maturity with respect to the Notes and therefore the trading prices of the Notes.

Neither we nor any of our affiliates makes any representation to you as to the performance of the ETF Shares.

We and/or our affiliates may presently or from time to time engage in business with iShares.  In the course of such business, we and/or our affiliates may acquire non-public information with respect to iShares, and neither we nor any of our affiliates undertakes to disclose any such information to you.  In addition, one or more of our affiliates may publish research reports with respect to the ETF Shares.  The statements in the preceding two sentences are not intended to affect the rights of investors in the Notes under the securities laws.  As a purchaser of the Notes, you should undertake an independent investigation of iShares as in your judgment is appropriate to make an informed decision with respect to an investment in the ETF Shares.

iShares® is a registered trademark of BlackRock Institutional Trust Company, N.A. (“BTC”).  The Notes are not sponsored, endorsed, sold or promoted by BTC.  BTC makes no representations or warranties to the owners of the Notes or any member of the public regarding the advisability of investing in the Notes.  BTC has no obligation or liability in connection with the operation, marketing, trading or sale of the Notes.

The MSCI Emerging Markets IndexSM
The MSCI Emerging Markets Index is a free float-adjusted market capitalization index that is designed to measure the equity market performance of emerging markets. As of January 2011, the MSCI Emerging Markets Index consisted of the following 21 emerging market country indices: Brazil, Chile, China, Colombia, Czech Republic, Egypt, Hungary, India, Indonesia, Korea, Malaysia, Mexico, Morocco, Peru, Philippines, Poland, Russia, South Africa, Taiwan, Thailand and Turkey.  The MSCI Emerging Markets Index includes components from all countries designated by MSCI as Emerging Markets. The MSCI Emerging Markets Index was developed with a base value of 100 as of December 31, 1987.

MSCI undertakes an index construction process, which involves: (i) defining the Equity Universe; (ii) determining the Market Investable Equity Universe for each market; (iii) determining market capitalization size segments for each market; (iv) applying Index Continuity Rules for the MSCI Standard Index; (v) creating style segments within each size segment within each market; and (vi) classifying securities under the Global Industry Classification Standard (“GICS®”).

Defining the Equity Universe

(i) Identifying Eligible Equity Securities: The Equity Universe initially looks at securities listed in any of the countries in the MSCI Global Index Series, which will be classified as either Developed Markets (“DM”) or Emerging Markets (“EM”). All listed equity securities, or listed securities that exhibit characteristics of equity securities, except mutual funds, exchange-traded funds, equity derivatives, limited partnerships, and most investment trusts, are eligible for inclusion in the Equity Universe. Real Estate Investment Trusts (“REITs”) in some countries and certain income trusts in Canada are also eligible for inclusion.

(ii) Country Classification of Eligible Securities: Each company and its securities (i.e., share classes) are classified in one and only one country, which allows for sorting of each company by its respective country.
Determining the Market Investable Equity Universes

A Market Investable Equity Universe for a market is derived by applying investability screens to individual companies and securities in the Equity Universe that are classified in that market. A market is equivalent to a single country, except in DM Europe, where all DM countries in Europe are aggregated into a single market for index construction purposes. Subsequently, individual DM Europe country indices within the MSCI Europe Index are derived from the constituents of the MSCI Europe Index under the Global Investable Market Indices methodology.

The investability screens used to determine the Investable Equity Universe in each market are as follows:

(i) Equity Universe Minimum Size Requirement: This investability screen is applied at the company level. In order to be included in a Market Investable Equity Universe, a company must have the required minimum full market capitalization. A company will meet this requirement if its cumulative free float-adjusted market capitalization is within the top 99% of the sorted Equity Universe.

(ii) Equity Universe Minimum Float-Adjusted Market Capitalization Requirement: This investability screen is applied at the individual security level. To be eligible for inclusion in a Market Investable Equity Universe, a security must have a free float-adjusted market capitalization equal to or higher than 50% of the Equity Universe Minimum Size Requirement.

(iii) DM and EM Minimum Liquidity Requirement: This investability screen is applied at the individual security level. To be eligible for inclusion in a Market Investable Equity Universe, a security must have adequate liquidity. The Annualized Traded Value Ratio (“ATVR”), a measure that offers the advantage of screening out extreme daily trading volumes and taking into account the free float-adjusted market capitalization size of securities, is used to measure liquidity. In the calculation of the ATVR, the trading volumes in depository receipts associated with that security, such as ADRs or GDRs, are also considered. A minimum liquidity level of 20% ATVR is required for inclusion of a security in a Market Investable Equity Universe of a Developed Market, and a minimum liquidity level of 15% ATVR is required for inclusion of a security in a Market Investable Equity Universe of an Emerging Market.

(iv) Global Minimum Foreign Inclusion Factor Requirement: This investability screen is applied at the individual security level. To be eligible for inclusion in a Market Investable Equity Universe, a security’s Foreign Inclusion Factor (“FIF”) must reach a certain threshold. The FIF of a security is defined as the proportion of shares outstanding that is available for purchase in the public equity markets by international investors. This proportion accounts for the available free float of and/or the foreign ownership limits applicable to a specific security (or company). In general, a security must have an FIF equal to or larger than 0.15 to be eligible for inclusion in a Market Investable Equity Universe. Exceptions to this general rule are made only in the limited cases where the exclusion of securities of a very large company would compromise the MSCI Emerging Markets Index’s ability to fully and fairly represent the characteristics of the underlying market.

(v) Minimum Length of Trading Requirement: This investability screen is applied at the individual security level. For an initial public offering (“IPO”) to be eligible for inclusion in a Market Investable Equity Universe, the new issue must have started trading at least four months before the implementation of the initial construction of the index or at least three months before the implementation of a Semi-Annual Index Review. This requirement is applicable to small new issues in all markets. Large IPOs are not subject to the Minimum Length of Trading Requirement and may be included in a Market Investable Equity Universe and the Standard Index outside of a Quarterly or Semi-Annual Index Review.

Defining Market Capitalization Size Segments for Each Market
Once a Market Investable Equity Universe is defined, it is segmented into the following size-based indices:
• Investable Market Index (Large + Mid + Small)
• Standard Index (Large + Mid)
• Large Cap Index
• Mid Cap Index
• Small Cap Index

Creating the Size Segment Indices in each market involves the following steps: (i) defining the Market Coverage Target Range for each size segment; (ii) determining the Global Minimum Size Range for each size segment; (iii) determining the Market Size-Segment Cutoffs and associated Segment Number of Companies; (iv) assigning companies to the size segments; and (v) applying final size-segment investability requirements and index continuity rules.

Index Continuity Rules for the Standard Indices

In order to achieve index continuity, as well as provide some basic level of diversification within a market index, notwithstanding the effect of other index construction rules, a minimum number of five constituents will be maintained for a DM Standard Index and a minimum number of three constituents will be maintained for an EM Standard Index.  The application of this requirement involves the following steps:

If after the application of the index construction methodology, a Standard Index contains fewer than five securities in a Developed Market or three securities in an Emerging Market, then the largest securities by free float-adjusted market capitalization are added to the Standard Index in order to reach five constituents in that Developed Market or three in that Emerging Market. At subsequent Index Reviews, if the free float-adjusted market capitalization of a non-index constituent is at least 1.50 times the free float-adjusted market capitalization of the smallest existing constituent after rebalancing, the larger free float-adjusted market capitalization security replaces the smaller one.

Creating Style Indices within Each Size Segment
All securities in the investable equity universe are classified into Value or Growth segments using the MSCI Global Value and Growth methodology.
Classifying Securities under the Global Industry Classification Standard (“GICS®”)

All securities in the Global Investable Equity Universe are assigned to the industry that best describes their business activities. To this end, MSCI has designed, in conjunction with Standard & Poor’s, a Division of the McGraw-Hill Companies, Inc., the GICS®.  The GICS entails four levels of classification:  (1) sector; (2) industry group; (3) industries; and (4) sub-industries. Under the GICS, each company is assigned to one sub-industry according to its principal business activity. Therefore, a company can belong to only one industry grouping at each of the four levels of the GICS.

Index Maintenance

The MSCI Global Investable Market Indices are maintained with the objective of reflecting the evolution of the underlying equity markets and segments on a timely basis, while seeking to achieve index continuity, continuous investability of constituents and replicability of the indices, and index stability and low index turnover.

In particular, index maintenance involves:
(i) Semi-Annual Index Reviews (“SAIRs”) in May and November of the Size Segment and Global Value and Growth Indices which include:
• Updating the indices on the basis of a fully refreshed Equity Universe.
• Taking buffer rules into consideration for migration of securities across size and style segments.
• Updating FIFs and Number of Shares (“NOS”).

The objective of the SAIRs is to systematically reassess the various dimensions of the Equity Universe for all markets on a fixed semi-annual timetable. A SAIR involves a comprehensive review of the Size Segment and Global Value and Growth Indices.

(ii) Quarterly Index Reviews (“QIRs”) in February and August (in addition to the SAIRs in May and November) of the Size Segment Indices aimed at:
• Including significant new eligible securities (such as IPOs that were not eligible for earlier inclusion) in the index.
• Allowing for significant moves of companies within the Size Segment Indices, using wider buffers than in the SAIR.
• Reflecting the impact of significant market events on FIFs and updating NOS.

QIRs are designed to ensure that the indices continue to be an accurate reflection of the evolving equity marketplace. This is achieved by a timely reflection of significant market driven changes that were not captured in the index at the time of their actual occurrence but are significant enough to be reflected before the next SAIR. QIRs may result in additions or deletions due to migration to another Size Segment Index, and changes in FIFs and in NOS. Only additions of significant new investable companies are considered, and only for the Standard Index. The buffer zones used to manage the migration of companies from one segment to another are wider than those used in the SAIR. The style classification is reviewed only for companies that are reassigned to a different size segment.

(iii) Ongoing event-related changes. Ongoing event-related changes to the indices are the result of mergers, acquisitions, spin-offs, bankruptcies, reorganizations and other similar corporate events. They can also result from capital reorganizations in the form of rights issues, bonus issues, public placements and other similar corporate actions that take place on a continuing basis. These changes generally are reflected in the indices at the time of the event. Significantly large IPOs are included in the indices after the close of the company’s tenth day of trading.

Announcement Policy
The results of the SAIRs are announced at least two weeks in advance of their effective implementation dates as of the close of the last business day of May and November.
The results of the QIRs are announced at least two weeks in advance of their effective implementation dates as of the close of the last business day of February and August.
All changes resulting from corporate events are announced prior to their implementation in the MSCI indices.

The changes are typically announced at least ten business days prior to the changes becoming effective in the indices as an “expected” announcement, or as an “undetermined” announcement, when the effective dates are not known yet or when aspects of the event are uncertain. MSCI sends “confirmed” announcements at least two business days prior to events becoming effective in the indices, provided that all necessary public information concerning the event is available. The full list of all new and pending changes is delivered to clients on a daily basis, at 5:30 p.m., US Eastern Time.

In exceptional cases, events are announced during market hours for same or next day implementation. Announcements made by MSCI during market hours are usually linked to late company disclosure of corporate events or unexpected changes to previously announced corporate events.

In the case of secondary offerings representing more than 5% of a security’s number of shares for existing constituents, these changes will be announced prior to the end of the subscription period when possible and a subsequent announcement confirming the details of the event (including the date of implementation) will be made as soon as the results are available.

Both primary equity offerings and secondary offerings for U.S. securities, representing at least 5% of the security’s number of shares, will be confirmed through an announcement during market hours for next day or shortly after implementation, as the completion of the events cannot be confirmed prior to the notification of the pricing.

Early deletions of constituents due to bankruptcy or other significant cases are announced as soon as practicable prior to their implementation in the MSCI indices.

For Standard Index constituents, a more descriptive text announcement is sent to clients for significant events that meet any of the following criteria:

•	Additions and deletions of constituents.

•	Changes in free float-adjusted market capitalization equal to or larger than USD 5 billion, or with an impact of at least 1% of the constituent’s underlying country index.

If warranted, MSCI Inc. may make additional announcements for events that are complex in nature and for which additional clarification could be beneficial.

IPOs and Other Early Inclusions. Early inclusions of large IPOs in the MSCI Standard Index Series are announced no earlier than the first day of trading and no later than before the opening of the third day of trading in the market where the company has its primary listing. Early inclusions of already listed securities following large secondary offerings of new and/or existing shares are announced no earlier than shortly after the end of the offer period.

GICS®. Non-event related changes in industry classification at the sub-industry level are announced at least two weeks prior to their implementation as of the close of the last U.S. business day of each month. MSCI announces GICS changes twice a month, the first announcement being made on the first U.S. business day of the month and the second one being made at least ten U.S. business days prior to the last U.S. business day of the month. All GICS changes announced in a given month will be implemented as of the close of the last U.S. business day of the month.

Index Calculation

Price Index Level

The MSCI indices are calculated using the Laspeyres’ concept of a weighted arithmetic average together with the concept of chain-linking.  As a general principle, the level of the relevant MSCI index level is obtained by applying the change in the market performance to the previous period level for such MSCI index.

PriceIndexLevelUSDt = PriceIndexLevelUSDt-1 ×	IndexAdjustedMarketCapUSDt
IndexInitialMarketCapUSDt

PriceIndexLevelLocalt = PriceIndexLevelLocalt-1 ×	IndexAdjustedMarketCapForLocalt
IndexInitialMarketCapUSDt

Where:

•	PriceIndexLevelUSDt-1 is the Price Index level in USD at time t-1

•	IndexAdjustedMarketCapUSDt is the Adjusted Market Capitalization of the index in USD at time t

•	IndexInitialMarketCapUSDt is the Initial Market Capitalization of the index in USD at time t

•	PriceIndexLevelLocalt-1 is the Price Index level in local currency at time t-1

•	IndexAdjustedMarketCapForLocalt is the Adjusted Market Capitalization of the index in USD converted using FX rate as of t-1 and used for local currency index at time t

Note: IndexInitialMarketCapUSD was previously called IndexUnadjustedMarketCapPreviousUSD

Security Index of Price in Local Currency

The Security Index of Price is distributed in MSCI daily and monthly security products.  It represents the price return from period to period by utilizing the concept of an index of performance with an arbitrary base value.  The index of price is fully adjusted for capital changes and is expressed in local currency.

SecurityPriceIndexLevel1 = SecurityPriceIndexLevelt-1 ×	SecurityAdjustedMarketCapForLocalt
SecurityInitialMarketCapUSDt

SecurityAdjustedMarketCapForLocalt =

IndexNumberOfSharest -1 × PricePerSharet × InclusionFactort x PAFt	×	ICIt
FXratet-1		ICIt-1

SecurityInitialMarketCapUSDt =	IndexNumberOfSharest -1 × PricePerSharet-1 × InclusionFactort
FXratet-1

Where:

•	SecurityPriceIndexLevelt-1 is Security Price Index level at time t-1.
•	SecurityAdjustedMarketCapForLocalt is the Adjusted Market Capitalization of security s in USD converted using FX rate as of t-1.
•	SecurityInitialMarketCapUSDt is the Initial Market Capitalization of security s in USD at time t.
•	IndexNumberOfSharest-1 is the number of shares of security s at time t-1.
•	PricePerSharet is the price per share of security s at time t.
•	PricePerSharet-1 is the price per share of security s at time t-1.
•
InclusionFactort is the inclusion factor of security s at time t. The inclusion factor can be one or the combination of the following factors: Foreign Inclusion Factor, Domestic Inclusion Factor Growth Inclusion Factor, Value Inclusion Factor, Index Inclusion Factor.

•	PAFt is the Price Adjustment Factor of security s at time t.
•	FXratet -1 is the FX rate of the price currency of security s vs USD at time t-1. It is the value of 1 USD in foreign currency.
•
ICIt is the Internal Currency Index of price currency at time t. The ICI is different than 1 when a country changes the internal value of its currency (e.g. from Turkish Lira to New Turkish Lira – ICI = 1,000,000).

•	ICIt-1 is the Internal Currency Index of price currency at time t-1.

Index Market Capitalization

IndexAdjustedMarketCapUSDt =

å s ε I,t	Index Number of Sharest-1 × Price Per Sharet × Inclusion Factort × PAFt
FXratet

IndexAdjustedMarketCapForLocalt =

å s ε I,t	(	Index Number of Sharest-1 × Price Per Sharet × Inclusion Factort × PAFt	×	ICIt	)
		FXratet-1		ICIt-1

IndexInitialMarketCapUSDt =

å s ε I,t	Index Number of Sharest-1 × Price Per Sharet × Inclusion Factort
FXratet-1

Where:

•	IndexNumberOfSharest-1 is the number of shares of Security s at time t-1.

•	PricePerSharet is the price per share of Security s at time t.

•	PricePerSharet-1 is the price per share of Security s at time t-1.

•
InclusionFactort is the inclusion factor of Security s at time t. The inclusion factor can be one or the combination of the following factors: Foreign Inclusion Factor, Domestic Inclusion Factor Growth Inclusion Factor, Value Inclusion Factor, Index Inclusion Factor.

•	PAFt is the Price Adjustment Factor of Security s at time t.

•	FXratet is the FX rate of the price currency of Security s vs USD at time t. It is the value of 1 USD in foreign currency.

•	FXratet -1 is the FX rate of the price currency of Security s vs USD at time t-1. It is the value of 1 USD in foreign currency.

•
ICIt is the Internal Currency Index of price currency at time t. The ICI is different than 1 when a country changes the internal value of its currency (e.g. from Turkish Lira to New Turkish Lira – ICI = 1,000,000).

•	ICIt-1 is the Internal Currency Index of price currency at time t-1.

Corporate Events

Mergers and Acquisitions. As a general principle, MSCI implements M&As as of the close of the last trading day of the acquired entity or merging entities (last offer day for tender offers), regardless of the status of the securities (index constituents or non-index constituents) involved in the event.

MSCI uses market prices for implementation. This principle applies if all necessary information is available prior to the completion of the event and if the liquidity of the relevant constituent(s) is not expected to be significantly diminished on the day of implementation. Otherwise, MSCI will determine the most appropriate implementation method and announce it prior to the changes becoming effective in the indices.

Tender Offers. In tender offers, the acquired or merging Security is generally deleted from the MSCI indices at the end of the initial offer period, when the offer is likely to be successful and/or if the free float of the Security is likely to be substantially reduced (this rule is applicable even if the offer is extended), or once the results of the offer have been officially communicated and the offer has been successful and the Security’s free float has been substantially reduced, if all required information is not available in advance or if the offer’s outcome is uncertain. The main factors considered by MSCI when assessing the outcome of a tender offer (not in order of importance) are: the announcement of the offer as friendly or hostile, a comparison of the offer price to the acquired Security’s market price, the recommendation by the acquired company’s board of directors, the major shareholders’ stated intention whether to tender their shares, the required level of acceptance, the existence of pending regulatory approvals, market perception of the transaction, official preliminary results if any, and other additional conditions for the offer.

If a security is deleted from an index, the security will not be reinstated immediately after its deletion even when the tender offer is subsequently declared unsuccessful and/or the free float of the security is not substantially reduced. It may be reconsidered for index inclusion in the context of a quarterly index review or annual full country index review. MSCI uses market prices for implementation.

Late Announcements of Completion of Mergers and Acquisitions. When the completion of an event is announced too late to be reflected as of the close of the last trading day of the acquired or merging entities, implementation occurs as of the close of the following day or as soon as practicable thereafter. In these cases, MSCI uses a calculated price for the acquired or merging entities. The calculated price is determined using the terms of the transaction and the price of the acquiring or merged entity, or, if not appropriate, using the last trading day’s market price of the acquired or merging entities.

Conversions of Share Classes. Conversions of a share class into another share class resulting in the deletion and/or addition of one or more classes of shares are implemented as of the close of the last trading day of the share class to be converted.

Spin-Offs. On the ex-date of a spin-off, a PAF is applied to the price of the security of the parent company. The PAF is calculated based on the terms of the transaction and the market price of the spun-off security. If the spun-off entity qualifies for inclusion, it is included as of the close of its first trading day. If appropriate, MSCI may link the price history of the spun-off security to a security of the parent company.

In cases of spin-offs of partially-owned companies, the post-event free float of the spun-off entity is calculated using a weighted average of the existing shares and the spun-off shares, each at their corresponding free float. Any resulting changes to FIFs and/or DIFs are implemented as of the close of the ex-date.

When the spun-off security does not trade on the ex-date, a “detached” security is created to avoid a drop in the free float-adjusted market capitalization of the parent entity, regardless of whether the spun-off security is added or not. The detached security is included until the spun-off security begins trading, and is deleted thereafter. Generally, the value of the detached security is equal to the difference between the cum price and the ex price of the parent security.

Corporate Actions. Corporate actions such as splits, bonus issues and rights issues, which affect the price of a security, require a price adjustment. In general, the PAF is applied on the ex-date of the event to ensure that security prices are comparable between the ex-date and the cum date. To do so, MSCI adjusts for the value of the right and/or the value of the special assets that are distributed. In general, corporate actions do not impact the free float of the securities because the distribution of new shares is carried out on a pro rata basis to all existing shareholders. Therefore, MSCI will generally not implement any pending number of shares and/or free float updates simultaneously with the event.

If a security does not trade for any reason on the ex-date of the corporate action, the event will be generally implemented on the day the security resumes trading.

Share Placements and Offerings. Changes in number of shares and FIF resulting from primary equity offerings representing more than 5% of the security’s number of shares are generally implemented as of the close of the first trading day of the new shares, if all necessary information is available at that time. Otherwise, the event is implemented as soon as practicable after the relevant information is made available. A primary equity offering involves the issuance of new shares by a company. Changes in number of shares and FIF resulting from primary equity offerings representing less than 5% of the security’s number of shares are deferred to the next regularly scheduled Quarterly Index Review following the completion of the event. For public secondary offerings of existing constituents representing more than 5% of the security’s number of shares, where possible, MSCI will announce these changes and reflect them shortly after the results of the subscription are known. Secondary public offerings that, given lack of sufficient notice, were not reflected immediately will be reflected at the next Quarterly Index Review. Secondary offerings involve the distribution of existing shares of current shareholders’ in a listed company and are usually pre-announced by a company or by a company’s shareholders and open for public subscription during a pre-determined period.  For U.S. securities, increases in number of shares and changes in FIFs and/or DIFs resulting from primary equity offerings and from secondary offerings representing at least 5% of the security’s number of shares will be implemented as soon as practicable after the offering is priced. Generally, implementation takes place as of the close of the same day that the pricing of the shares is made public. If this is not possible, the implementation will take place as of the close of the following trading day.

Debt-to-Equity Swaps. In general, large debt-to-equity swaps involve the conversion of debt into equity originally not convertible at the time of issue. In this case, changes in numbers of shares and subsequent FIF and/or DIF changes are implemented as of the close of the first trading day of the newly issued shares, or shortly thereafter if all necessary information is available at the time of the swap. In general, shares issued in debt-to-equity swaps are assumed to be issued to strategic investors. As such, the post event free float is calculated on a pro forma basis assuming that all these shares are non-free float. Changes in numbers of shares and subsequent FIF and/or DIF changes due to conversions of convertible bonds or other convertible instruments, including periodical conversions of preferred stocks and small debt-to-equity swaps are implemented as part of the quarterly index review.

Optional Dividends.  In the case of an optional dividend, the company offers shareholders the choice of receiving the dividend either in cash or in shares. However, shareholders electing the cash option may receive the dividend consideration in cash or shares, or some combination of cash and shares. These dividends are a common practice in the U.S. For dividend reinvestment purposes, MSCI assumes that investors elect the cash option, therefore the dividend is reinvested in the MSCI Daily Total Return (“DTR”) Indices and price adjustment is not necessary (if the dividend is less than 5% of the cum market price of the underlying security). In the event that shareholders electing the cash option receive the dividend distribution in shares, or a combination of cash and shares, MSCI will increase the number of shares accordingly after results have been officially communicated, with two full business days notice.

Suspensions and Bankruptcies. MSCI will remove from the MSCI Equity Index Series as soon as practicable companies that file for bankruptcy, companies that file for protection from their creditors and/or are suspended and for which a return to normal business activity and trading is unlikely in the near future. When the primary exchange price is not available, MSCI will delete securities at an over the counter or equivalent market price when such a price is available and deemed relevant. If no over the counter or equivalent price is available, the security will be deleted at the smallest price (unit or fraction of the currency) at which a security can trade on a given exchange. For securities that are suspended, MSCI will carry forward the market price prior to the suspension during the suspension period.

Certain MSCI Indices are Subject to Currency Exchange Risk.  Because the closing prices of the component securities are converted into U.S. dollars for purposes of calculating the value of certain MSCI indices, investors in the Notes linked to such MSCI indices will be exposed to currency exchange rate risk.  Exposure to currency changes will depend on the extent to which the relevant currency strengthens or weakens against the U.S. dollar.  The devaluation of the U.S. dollar against the applicable currency will result in an increase in the value of the relevant index.  Conversely, if the U.S. dollar strengthens against such currency, the value of such index will be adversely affected and may reduce or eliminate any return on your investment.  Fluctuations in currency exchange rates can have a continuing impact on the value of the indices, and any negative currency impact on the indices may significantly decrease the value of the Notes.  The return on an index composed of the component securities where the closing price is not converted into U.S. dollars can be significantly different than the return on the indices which are converted into U.S. dollars.

The S&P 500® Index
The S&P 500® Index was developed by Standard & Poor’s, a Division of The McGraw-Hill Companies, Inc., which we refer to as S&P, and is calculated, maintained and published by Standard & Poor’s Financial Services LLC.

The S&P 500® Index is intended to provide a performance benchmark for the U.S. equity markets.  The calculation of the value of the S&P 500® Index (discussed below in further detail) is based on the relative value of the aggregate Market Value (as defined below) of the common stocks of 500 companies (the “S&P 500® Component Stocks”) as of a particular time as compared to the aggregate average Market Value of the common stocks of 500 similar companies during the base period of the years 1941 through 1943.  The “Market Value” of any S&P 500® Component Stock is the product of the market price per share and the number of the then outstanding shares of such S&P 500® Component Stock.  The 500 companies are not the 500 largest companies listed on the NYSE and not all 500 companies are listed on such exchange.  S&P chooses companies for inclusion in the S&P 500® Index with an aim of achieving a distribution by broad industry groupings that approximates the distribution of these groupings in the common stock population of the U.S. equity market.  S&P may from time to time, in its sole discretion, add companies to, or delete companies from, the S&P 500® Index to achieve the objectives stated above.  Relevant criteria employed by S&P include the viability of the particular company, the extent to which that company represents the industry group to which it is assigned, the extent to which the company’s common stock is widely-held and the Market Value and trading activity of the common stock of that company.

The S&P 500® Index and S&P’s other U.S. indices moved to a float adjustment methodology in 2005 so that the indices reflect only those shares that are generally available to investors in the market rather than all of a company’s outstanding shares.  Float adjustment excludes shares that are closely held by other publicly traded companies, venture capital firms, private equity firms, strategic partners or leveraged buyout groups; government entities; or other control groups, such as a company’s own current or former officers, board members, founders, employee stock ownership plans or other investment vehicles controlled by the company or such other persons.

The S&P 500® Index is calculated using a base-weighted aggregate methodology: the level of the S&P 500® Index reflects the total Market Value of all 500 S&P 500® Component Stocks relative to the S&P 500® Index’s base period of 1941-43 (the “Base Period”).

An indexed number is used to represent the results of this calculation in order to make the value easier to work with and track over time.

The actual total Market Value of the S&P 500® Component Stocks during the Base Period has been set equal to an indexed value of 10.  This is often indicated by the notation 1941-43=10.  In practice, the daily calculation of the S&P 500® Index is computed by dividing the total Market Value of the S&P 500 Component Stocks by a number called the “S&P 500 Index Divisor.”  By itself, the S&P 500 Index Divisor is an arbitrary number.  However, in the context of the calculation of the S&P 500® Index, it is the only link to the original base period value of the S&P 500® Index.  The S&P 500® Index Divisor keeps the S&P 500® Index comparable over time and is the manipulation point for all adjustments to the S&P 500® Index (“S&P 500 Index Maintenance”).

S&P 500® Index Maintenance includes monitoring and completing the adjustments for company additions and deletions, share changes, stock splits, stock dividends, and stock price adjustments due to company restructurings or spinoffs.

To prevent the value of the S&P 500® Index from changing due to corporate actions, all corporate actions which affect the total Market Value of the S&P 500® Index require a S&P 500® Index Divisor adjustment.  By adjusting the S&P 500® Index Divisor for the change in total Market Value, the value of the S&P 500® Index remains constant.  This helps maintain the value of the S&P 500® Index as an accurate barometer of stock market performance and ensures that the movement of the S&P 500® Index does not reflect the corporate actions of individual companies in the S&P 500® Index.  All S&P 500® Index Divisor adjustments are made after the close of trading and after the calculation of the closing value of the S&P 500® Index.  Some corporate actions, such as stock splits and stock dividends, require simple changes in the common shares outstanding and the stock prices of the companies in the S&P 500® Index and do not require S&P 500® Index Divisor adjustments.

The table below summarizes the types of S&P 500® Index maintenance adjustments and indicates whether or not a S&P 500® Index Divisor adjustment is required:

Type of Corporate Action	Adjustment Factor	Divisor Adjustment Required
Stock split (e.g., 2-for-1)	Shares Outstanding multiplied by 2; Stock Price divided by 2	No
Share issuance (i.e., change ≥ 5%)	Shares Outstanding plus newly issued Shares	Yes
Share repurchase (i.e., change ≥ 5%)	Shares Outstanding minus Repurchased Shares	Yes
Special cash dividends	Share Price minus Special Dividend	Yes
Company Change	Add new company Market Value minus old company Market Value	Yes
Rights Offering	Price of parent company minus	Yes
Price of Rights Right Ratio
Spin-Off	Price of parent company minus	Yes
Price of Spinoff Co. Share Exchange Ratio

Stock splits and stock dividends do not affect the S&P 500® Index Divisor of the S&P 500® Index, because following a split or dividend both the stock price and number of shares outstanding are adjusted by S&P so that there is no change in the Market Value of the S&P 500® Component Stock.  All stock split and dividend adjustments are made after the close of trading on the day before the ex-date.

Each of the corporate events exemplified in the table requiring an adjustment to the S&P 500® Index Divisor has the effect of altering the Market Value of the S&P 500® Component Stock and consequently of altering the aggregate Market Value of the S&P 500 Component Stocks (the “Post-Event Aggregate Market Value”).  In order that the level of the S&P 500® Index (the “Pre-Event Index Value”) not be affected by the altered Market Value (whether increase or decrease) of the affected S&P 500® Component Stock, a new S&P 500® Index Divisor (“New S&P 500® Divisor”) is derived as follows:

Post-Event Aggregate Market Value	=	Pre-Event Index Value
New S&P 500® Divisor

New S&P 500® Divisor	=	Post-Event Aggregate Market Value
Pre-Event Index Value

A large part of the S&P 500® Index maintenance process involves tracking the changes in the number of shares outstanding of each of the S&P 500® Index companies.  Four times a year, on a Friday close to the end of each calendar quarter, the share totals of companies in the S&P 500® Index are updated as required by any changes in the number of shares outstanding.  After the totals are updated, the S&P 500® Index Divisor is adjusted to compensate for the net change in the total Market Value of the S&P 500® Index.  In addition, any changes over 5% in the current common shares outstanding for the S&P 500® Index companies are carefully reviewed on a weekly basis, and when appropriate, an immediate adjustment is made to the S&P 500® Index Divisor.

“Standard & Poor’s®,” “S&P®,” “S&P 500®,” “Standard & Poor’s 500” and “500” are trademarks of The McGraw-Hill Companies, Inc. and have been licensed for use by Morgan Stanley.

S&P and Morgan Stanley have entered into a non-exclusive license agreement providing for the license to Morgan Stanley, and certain of its affiliated or subsidiary companies, in exchange for a fee, of the right to use the S&P 500® Index, which is owned and published by S&P, in connection with securities, including the Notes.

The Notes are not sponsored, endorsed, sold or promoted by S&P.  S&P makes no representation or warranty, express or implied, to the owners of the Notes or any member of the public regarding the advisability of investing in securities generally or in the Notes particularly or the ability of the S&P 500® Index to track general stock market performance.  S&P’s only relationship to us is the licensing of certain trademarks and trade names of S&P and of the S&P 500® Index, which is determined, composed and calculated by S&P without regard to us or the Notes.  S&P has no obligation to take our needs or the needs of the owners of the Notes into consideration in determining, composing or calculating the S&P 500® Index.  S&P is not responsible for and has not participated in the determination of the timing of, prices at, or quantities of the Notes to be issued or in the determination or calculation of the equation by which the Notes are to be converted into cash.  S&P has no obligation or liability in connection with the administration, marketing or trading of the Notes.

S&P DOES NOT GUARANTEE THE ACCURACY AND/OR THE COMPLETENESS OF THE S&P 500® INDEX OR ANY DATA INCLUDED THEREIN.  S&P MAKES NO WARRANTY, EXPRESS OR IMPLIED, AS TO RESULTS TO BE OBTAINED BY MORGAN STANLEY, OWNERS OF THE NOTES, OR ANY OTHER PERSON OR ENTITY FROM THE USE OF THE S&P 500® INDEX OR ANY DATA INCLUDED THEREIN IN CONNECTION WITH THE RIGHTS LICENSED UNDER THE LICENSE AGREEMENT DESCRIBED HEREIN OR FOR ANY OTHER USE.  S&P MAKES NO EXPRESS OR IMPLIED WARRANTIES, AND HEREBY EXPRESSLY DISCLAIMS ALL WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR USE WITH

RESPECT TO THE S&P 500 INDEX OR ANY DATA INCLUDED THEREIN.  WITHOUT LIMITING ANY OF THE FOREGOING, IN NO EVENT SHALL S&P HAVE ANY LIABILITY FOR ANY SPECIAL, PUNITIVE, INDIRECT OR CONSEQUENTIAL DAMAGES (INCLUDING LOST PROFITS), EVEN IF NOTIFIED OF THE POSSIBILITY OF SUCH DAMAGES.

The Russell 2000® Index
The Russell 2000® Index is an index calculated, published and disseminated by Russell Investment Group (formerly, Frank Russell Company), and measures the composite price performance of stocks of 2,000 companies (the “Russell 2000 Component Stocks”) incorporated in the U.S. and its territories.  Morgan Stanley obtained all information contained in this pricing supplement regarding the Russell 2000® Index, including, without limitation, its make-up, method of calculation and changes in its components, from publicly available information.  That information reflects the policies of, and is subject to change by, Russell Investment Group.  Morgan Stanley makes no representation or warranty as to the accuracy or completeness of any information relating to the Russell 2000® Index.  Russell Investment Group is under no obligation to continue to publish the Russell 2000® Index and may discontinue publication of the Russell 2000® Index at any time.

All 2,000 stocks are traded on either the NYSE or the AMEX or in the over-the-counter market and are the 2,000 smallest securities that form the Russell 3000® Index.  The Russell 3000® Index is composed of the 3,000 largest U.S. companies as determined by market capitalization and represents approximately 98% of the U.S. equity market.  The Russell 2000® Index consists of the smallest 2,000 companies included in the Russell 3000 Index and represents a small portion of the total market capitalization of the Russell 3000® Index.  The Russell 2000® Index is designed to track the performance of the small capitalization segment of the U.S. equity market.

Selection of stocks underlying the Russell 2000® Index.  The Russell 2000® Index is a sub-group of the Russell 3000® Index.  To be eligible for inclusion in the Russell 3000 Index, and, consequently, the Russell 2000® Index, a company’s stocks must be listed on May 31 of a given year and Russell Investment Group must have access to documentation verifying the company’s eligibility for inclusion.  Beginning September 2004, eligible initial public offerings are added to Russell U.S. Indices at the end of each calendar quarter, based on total market capitalization rankings within the market-adjusted capitalization breaks established during the most recent reconstitution.  To be added to any Russell U.S. index during a quarter outside of reconstitution, initial public offerings must meet additional eligibility criteria.

Only common stocks belonging to corporations incorporated in the U.S. and its territories are eligible for inclusion in the Russell 3000® Index and, consequently, the Russell 2000® Index.  The following securities are specifically excluded from the Russell

2000® Index: (i) stocks traded on U.S. exchanges but incorporated in other countries; (ii) preferred and convertible preferred stock, redeemable shares, participating preferred stock, warrants, rights and trust receipts; (iii) royalty trusts, limited liability companies, closed-end investment companies and limited partnerships and (iv) bulletin board, pink sheets or over-the-counter traded securities.  In addition, Berkshire Hathaway is excluded as a special exception due to its similarity to a mutual fund and lack of liquidity.

The primary criteria used to determine the initial list of securities eligible for the Russell 3000® Index is total market capitalization, which is defined as the price of the shares times the total number of available shares.  All common stock share classes are combined in determining market capitalization.  If multiple share classes have been combined, the price of the primary vehicle (usually the most liquid) is used in the calculations.  In cases where the common stock share classes act independently of each other (e.g., tracking stocks), each class is considered for inclusion separately.  Stocks must trade at or above $1.00 on May 31 of each year to be eligible for inclusion in the Russell 2000® Index.  However, if a stock falls below $1.00 intra-year, it will not be removed until the next reconstitution if it is still trading below $1.00.

The Russell 2000® Index is reconstituted annually to reflect changes in the marketplace. The list of companies is ranked based on May 31 total market capitalization, with the actual reconstitution effective on the first trading day following the final Friday of June each year. Changes in the constituents are preannounced and subject to change if any corporate activity occurs or if any new information is received prior to release.

Capitalization Adjustments.  As a capitalization-weighted index, the Russell 2000® Index reflects changes in the capitalization, or market value, of the Russell 2000 Component Stocks relative to the capitalization on a base date.  The current Russell 2000® Index value is calculated by adding the market values of the Russell 2000® Index’s Russell 2000 Component Stocks, which are derived by multiplying the price of each stock by the number of available shares, to arrive at the total market capitalization of the 2,000 stocks.  The total market capitalization is then divided by a divisor, which represents the “adjusted” capitalization of the Russell 2000® Index on the base date of December 31, 1986.  To calculate the Russell 2000® Index, last sale prices will be used for exchange-traded stocks.  If a component stock is not open for trading, the most recently traded price for that security will be used in calculating the Russell 2000® Index.  In order to provide continuity for the Russell 2000® Index’s value, the divisor is adjusted periodically to reflect events including changes in the number of common shares outstanding for Russell 2000 Component Stocks, company additions or deletions, corporate restructurings and other capitalization changes.

Available shares are assumed to be shares available for trading.  Exclusion of capitalization held by other listed companies and large holdings of private investors (10% or more) is based on information recorded in corporate filings with the Securities and Exchange Commission.  Other sources are used in cases of missing or questionable data.

The following types of shares are considered unavailable for the purposes of capitalization determinations:

ESOP or LESOP shares – corporations that have Employee Stock Ownership Plans that comprise 10% or more of the shares outstanding are adjusted;

Corporate cross-owned shares – when shares of a company in the index are held by another company also in the index, this is considered corporate cross-ownership.  Any percentage held in this class will be adjusted;

Large private and corporate shares – large private and corporate holdings are defined as those shares held by an individual, a group of individuals acting together or a corporation not in the index that own 10% or more of the shares outstanding.  However, not to be included in this class are institutional holdings, which are:  investment companies, partnerships, insurance companies, mutual funds, banks or venture capitals;

Unlisted share classes – classes of common stock that are not traded on a U.S. securities exchange; and

Initial public offering lock-ups – shares locked-up during an initial public offering  are not available to the public and will be excluded from the market value at the time the initial public offering enters the index.

Corporate Actions Affecting the Russell 2000® Index.  The following summarizes the types of Russell 2000® Index maintenance adjustments and indicates whether or not an index adjustment is required:

“No Replacement” Rule – Securities that leave the Russell 2000® Index, between reconstitution dates, for any reason (e.g., mergers, acquisitions or other similar corporate activity) are not replaced.  Thus, the number of securities in the Russell 2000® Index over the past year will fluctuate according to corporate activity.

Rule for Deletions – When a stock is acquired, delisted, or moves to the pink sheets or bulletin boards on the floor of a U.S. securities exchange, the stock is deleted from the index at the close on the effective date or when the stock is no longer trading on the exchange.  When deleting stocks from the Russell 2000® Index as a result of exchange de-listing or reconstitution, the price used will be the market price on the day of deletion, including potentially the OTC bulletin board price.  Previously, prices used to reflect de-listed stocks were the last traded price on the primary exchange.  Exceptions exist for certain corporate events, like mergers or acquisitions, that result in the lack of current market price for the deleted security and in such an instance the latest primary exchange closing price available will be used.

When acquisitions or mergers take place within the Russell 2000® Index, the stock’s capitalization moves to the acquiring stock, hence, mergers have no effect on the index total capitalization.  Shares are updated for the acquiring stock at the time the transaction is final.

Rule for Additions – The only additions between reconstitution dates are as a result of spin-offs and initial public offerings.  Spin-off companies are added to the parent company’s index and capitalization tier of membership, if the spin-off is large enough.  To be eligible, the spun-off company’s total market capitalization must be greater than the market-adjusted total market capitalization of the smallest security in the Russell 2000® Index at the latest reconstitution.

Rule for Corporate Action-Driven Changes – Beginning April 1, 2003 changes resulting from corporate actions generally are applied at the open of the ex-date using the previous day’s closing prices.  For reclassification of shares, mergers and acquisitions, spin-offs or reorganizations, adjustments will be made at the open of the ex-date using previous day closing prices.  For re-incorporations and exchange delisting, deleted entities will be removed at the open on the day following re-incorporation or delisting using previous day closing prices (including OTC prices for delisted stocks).

Updates to Share Capital Affecting the Russell 2000® Index.  Each month, the Russell 2000® Index is updated for changes to shares outstanding as companies report changes in share capital to the Securities and Exchange Commission.  Effective April 30, 2002, only cumulative changes to shares outstanding greater than 5% will be reflected in the Russell 2000® Index.  This does not affect treatment of major corporate events, which are effective on the ex-date.

Pricing of Securities Included in the Russell 2000® Index.  Effective on January 1, 2002, primary exchange closing prices are used in the daily index calculations.  FT Interactive data is used as the primary source for U.S. security prices, income, and total shares outstanding. Prior to January 1, 2002, composite closing prices, which are the last trade price on any U.S. exchange, were used in the daily index calculations.

In this pricing supplement, unless the context requires otherwise, references to the Russell 2000® Index will include any Successor Index and references to Russell Investment Group will include any successor to Russell Investment Group.

Russell Investment Group and Morgan Stanley have entered into a non-exclusive license agreement providing for the license to Morgan Stanley, and certain of its affiliated or subsidiary companies, in exchange for a fee, of the right to use the Russell 2000® Index, which is owned and published by Russell Investment Group, in connection with securities, including the Notes.

The license agreement between Russell Investment Group and Morgan Stanley provides that the following language must be set forth in this prospectus supplement:

The Notes are not sponsored, endorsed, sold or promoted by Russell Investment Group.  Russell Investment Group makes no representation or warranty, express or implied, to the owners of the Notes or any member of the public regarding the advisability of investing in securities generally or in the Notes particularly or the ability of the Russell 2000® Index to track general stock market performance or a segment of the same.  Russell Investment Group’s publication of the Russell 2000® Index in no way suggests or implies an opinion by Russell Investment Group as to the advisability of investment in any or all of the securities upon which the Russell 2000® Index is based.  Russell Investment Group’s only relationship to Morgan Stanley is the licensing of certain trademarks and trade names of Russell Investment Group and of the Russell 2000® Index, which is determined, composed and calculated by Russell Investment Group without regard to Morgan Stanley or the Notes.  Russell Investment Group is not responsible for and has not reviewed the Notes nor any associated literature or publications and Russell Investment Group makes no representation or warranty express or implied as to their accuracy or completeness, or otherwise.  Russell Investment Group reserves the right, at any time and without notice, to alter, amend, terminate or in any way change the Russell 2000® Index.  Russell Investment Group has no obligation or liability in connection with the administration, marketing or trading of the Notes.

RUSSELL INVESTMENT GROUP DOES NOT GUARANTEE THE ACCURACY AND/OR THE COMPLETENESS OF THE RUSSELL 2000® INDEX OR ANY DATA INCLUDED THEREIN AND RUSSELL INVESTMENT GROUP SHALL HAVE NO LIABILITY FOR ANY ERRORS, OMISSIONS, OR INTERRUPTIONS THEREIN.  RUSSELL INVESTMENT GROUP MAKES NO WARRANTY, EXPRESS OR IMPLIED, AS TO RESULTS TO BE OBTAINED BY MORGAN STANLEY, INVESTORS, OWNERS OF THE NOTES, OR ANY OTHER PERSON OR ENTITY FROM THE USE OF THE RUSSELL 2000® INDEX OR ANY DATA INCLUDED THEREIN.  RUSSELL INVESTMENT GROUP MAKES NO EXPRESS OR IMPLIED WARRANTIES, AND EXPRESSLY DISCLAIMS ALL WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR USE WITH RESPECT TO THE RUSSELL 2000® INDEX OR ANY DATA INCLUDED THEREIN.  WITHOUT LIMITING ANY OF THE FOREGOING, IN NO EVENT SHALL RUSSELL INVESTMENT GROUP HAVE ANY LIABILITY FOR ANY SPECIAL, PUNITIVE, INDIRECT, OR CONSEQUENTIAL DAMAGES (INCLUDING LOST PROFITS), EVEN IF NOTIFIED OF THE POSSIBILITY OF SUCH DAMAGES.

The “Russell 2000® Index” is a trademark of Russell Investment Group and has been licensed for use by Morgan Stanley.  The

Notes are not sponsored, endorsed, sold or promoted by Russell Investment Group and Russell Investment Group makes no representation regarding the advisability of investing in the Notes.

The Basket Indices and
the ETF Underlying Index
We have derived all information contained in this pricing supplement regarding the Basket Indices and the ETF Underlying Index, including, without limitation, its make-up, its method of calculation and changes in its components and its historical closing values, from publicly available information.  Such information reflects the policies of, and is subject to change by, the publisher of the applicable index.  Each Basket Index and the ETF Underlying Index is developed, calculated and maintained by its respective index publisher.  Neither we nor the agent has participated in the preparation of such documents or made any due diligence inquiry with respect to the Basket Indices or the ETF Underlying Index or the index publisher of any such index in connection with the offering of the Notes.  We cannot give any assurance that all events occurring prior to the date we priced of the Notes (including events that would affect the accuracy or completeness of the publicly available information described in this paragraph that would affect the value of the Basket Indices or the ETF Underlying Index) have been publicly disclosed.  Subsequent disclosure of any such events could affect the value received at maturity with respect to the Notes and therefore the trading prices of the Notes.  The index publishers of the Basket Indices and the ETF Underlying Index are under no obligation to continue to publish such indices and may discontinue publication of such indices at any time.

We or our affiliates may presently or from time to time engage in business with one or more of the issuers of the component stocks of the Basket Indices or the ETF Underlying Index without regard to your interests, including extending loans to or entering into loans with, or making equity investments in, one or more of such issuers or providing advisory services to one or more of such issuers, such as merger and acquisition advisory services.  In the course of our business, we or our affiliates may acquire non-public information about one or more of such issuers and neither we nor any of our affiliates undertakes to disclose any such information to you.  In addition, we or our affiliates from time to time have published and in the future may publish research reports with respect to such issuers.  These research reports may or may not recommend that investors buy or hold the securities of such issuers.  As a purchaser of the Notes, you should undertake an independent investigation of the issuers of the component stocks of the Basket Indices and the ETF Underlying Index to the extent required, in your judgment, to allow you to make an informed decision with respect to an investment in the Notes.

Use of Proceeds and Hedging
The net proceeds we receive from the sale of the Notes will be used for general corporate purposes and, in part, by us or by one or more of our affiliates in connection with hedging our obligations under the Notes.  The original issue price of the Notes includes the Agent’s Commissions (as shown on the cover page of this pricing supplement) paid with respect to the Notes and the cost of hedging our obligations under the Notes.  The cost of hedging includes the projected profit that our subsidiaries expect to realize in consideration for assuming the risks inherent in managing the hedging transactions. Since hedging our obligations entails risk and may be influenced by market forces beyond our or our subsidiaries’ control, such hedging may result in a profit that is more or less than initially projected, or could result in a loss.  See also “Use of Proceeds” in the accompanying prospectus.

On or prior to the Pricing Date, we, through our subsidiaries or others, hedged our anticipated exposure in connection with the Notes by taking positions in the Basket Components, in futures or options contracts on the Basket Components or any component securities underlying the ETF Underlying Index or the Basket Indices as listed on major securities markets.  Such purchase activity could have increased the values of the Basket Components on the Pricing Date, and, therefore, could have increased the values which the Basket Components must attain on the Determination Date, or on any day during the Observation Period, before you will receive at maturity a payment that exceeds the Stated Principal Amount of the Notes.  In addition, through our subsidiaries, we are likely to modify our hedge position throughout the life of the Notes by purchasing and selling the Basket Components and/or the securities underlying the ETF Underlying Index or the Basket Indices or futures or options contracts on the Basket Indices or the ETF Underlying Index listed on major securities or commodities markets or positions in any other available securities or instruments that we may wish to use in connection with such hedging activities, including by buying any such securities or instruments on the Pricing Date and/or selling such securities or instruments on the Determination Date.  Such hedging activities could cause the Basket Performance on any day during the Observation Period to exceed the Barrier Level, resulting in investors receiving at maturity a fixed Supplemental Redemption Amount that is not linked to the Basket Performance on the Determination Date.  We cannot give any assurance that our hedging activities will not affect the value of the Basket Components and, therefore, adversely affect the value of the Notes or the payment you will receive at maturity.

Supplemental Information Concerning
Plan of Distribution; Conflicts of Interest
Under the terms and subject to the conditions contained in the U.S. distribution agreement referred to in the prospectus supplement under “Plan of Distribution,” the Agent, acting as principal for its own account, has agreed to purchase, and we have agreed to sell, the aggregate principal amount of Notes set forth on the cover of this pricing supplement.  The Agent proposes initially to offer the Notes directly to the public at the public offering price set forth on the cover page of this pricing supplement.  The Agent may distribute the Notes through Morgan Stanley Smith Barney LLC (“MSSB”), as selected dealer, or other dealers, which may include Morgan Stanley & Co. International plc (“MSIP”) and Bank Morgan Stanley AG. MSSB, MSIP and Bank Morgan Stanley AG are affiliates of Morgan Stanley. Selected dealers, including MSSB, and their financial advisors will collectively receive from the Agent a fixed sales commission of $0.24 for each Note they sell. After the initial offering of the Notes, the Agent may vary the offering price and other selling terms from time to time.

MS & Co. is our wholly-owned subsidiary. MS & Co. will conduct this offering in compliance with the requirements of FINRA Rule 5121 of the Financial Industry Regulatory Authority, Inc., which is commonly referred to as FINRA, regarding a FINRA member firm’s distribution of the securities of an affiliate and related conflicts of interest.  MS & Co. or any of our other affiliates may not make sales in this offering to any discretionary account.

In order to facilitate the offering of the Notes, the Agent may engage in transactions that stabilize, maintain or otherwise affect the price of the Notes.  Specifically, the Agent may sell more Securities than it is obligated to purchase in connection with the offering, creating a naked short position in the Notes, for its own account.  The Agent must close out any naked short position by purchasing the Notes in the open market.  A naked short position is more likely to be created if the Agent is concerned that there may be downward pressure on the price of the Notes in the open market after pricing that could adversely affect investors who purchase in the offering.  As an additional means of facilitating the offering, the Agent may bid for, and purchase, the Notes, the Basket Components or the securities underlying the index tracked by the Basket ETF or the Basket Indices in the open market to stabilize the price of the Notes.  Any of these activities may raise or maintain the market price of the Notes above independent market levels or prevent or retard a decline in the market price of the Notes.  The Agent is not required to engage in these activities, and may end any of these activities at any time.  An affiliate of the Agent has entered into a hedging transaction with us in connection with this offering of Notes.  See “—Use of Proceeds and Hedging” above.

General

No action has been or will be taken by us, the Agent or any dealer that would permit a public offering of the Notes or possession or distribution of this pricing supplement or the accompanying prospectus supplement or prospectus in any jurisdiction, other than the United States, where action for that purpose is required.  No offers, sales or deliveries of the Notes, or distribution of this pricing supplement or the accompanying prospectus supplement or prospectus or any other offering material relating to the Notes, may be made in or from any jurisdiction except in circumstances which will result in compliance with any applicable laws and regulations and will not impose any obligations on us, the Agent or any dealer.

The Agent has represented and agreed, and each dealer through which we may offer the Notes has represented and agreed, that it (i) will comply with all applicable laws and regulations in force in each non-U.S. jurisdiction in which it purchases, offers, sells or delivers the Notes or possesses or distributes this pricing supplement and the accompanying prospectus supplement and prospectus and (ii) will obtain any consent, approval or permission required by it for the purchase, offer or sale by it of the Notes under the laws and regulations in force in each non-U.S. jurisdiction to which it is subject or in which it makes purchases, offers or sales of the Notes.  We shall not have responsibility for the Agent’s or any dealer’s compliance with the applicable laws and regulations or obtaining any required consent, approval or permission.

Brazil

The Notes have not been and will not be registered with the Comissão de Valores Mobiliários (The Brazilian Securities Commission).  The Notes may not be offered or sold in the Federative Republic of Brazil except in circumstances which do not constitute a public offering or distribution under Brazilian laws and regulations.

Chile

The Notes have not been registered with the Superintendencia de Valores y Seguros in Chile and may not be offered or sold publicly in Chile.  No offer, sales or deliveries of the Notes or distribution of this pricing supplement or the accompanying prospectus supplement or prospectus, may be made in or from Chile except in circumstances which will result in compliance with any applicable Chilean laws and regulations.

Hong Kong

No action has been taken to permit an offering of the Notes to the public in Hong Kong as the Notes have not been authorized by the Securities and Futures Commission of Hong Kong and, accordingly, no advertisement, invitation or document relating to the Notes, whether in Hong Kong or elsewhere, shall be issued, circulated or distributed which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong other than (i) with respect to the Notes which are or are intended to be disposed of only to persons outside Hong Kong or only to professional investors within the meaning of the Securities and Futures Ordinance (Cap. 571) of Hong Kong (“SFO”) and any rules made thereunder or (ii) in circumstances that do not constitute an invitation to the public for the purposes of the SFO.

Mexico

The Notes have not been registered with the National Registry of Securities maintained by the Mexican National Banking and Securities Commission and may not be offered or sold publicly in

Mexico.  This pricing supplement and the accompanying prospectus supplement and prospectus may not be publicly distributed in Mexico.

Singapore

The Agent and each dealer represent and agree that they will not offer or sell the Notes nor make the Notes the subject of an invitation for subscription or purchase, nor will they circulate or distribute the pricing supplement or the accompanying prospectus supplement or prospectus or any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the Notes, whether directly or indirectly, to persons in Singapore other than:

(a)      an institutional investor (as defined in section 4A of the Securities and Futures Act (Chapter 289 of Singapore (the “SFA”));

(b)      an accredited investor (as defined in section 4A of the SFA), and in accordance with the conditions, specified in Section 275 of the SFA;

(c)      a person who acquires the Notes for an aggregate consideration of not less than Singapore dollars Two Hundred Thousand (S$200,000) (or its equivalent in a foreign currency) for each transaction, whether such amount is paid for in cash, by exchange of shares or other assets, unless otherwise permitted by law; or

(d)      otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.

Benefit Plan Investor Considerations
Each fiduciary of a pension, profit-sharing or other employee benefit plan subject to the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), which we refer to as a “plan,” should consider the fiduciary standards of ERISA in the context of the plan’s particular circumstances before authorizing an investment in the Notes. Accordingly, among other factors, the fiduciary should consider whether the investment would satisfy the prudence and diversification requirements of ERISA and would be consistent with the documents and instruments governing the plan.

In addition, we and certain of our subsidiaries and affiliates, including MS & Co., may each be considered “parties in interest” within the meaning of ERISA, or “disqualified persons” within the meaning of the Internal Revenue Code of 1986, as amended (the “Code”), with respect to many plans, as well as many individual retirement accounts and Keogh plans (also “plans”).  ERISA Section 406 and Code Section 4975 generally prohibit transactions between plans and parties in interest or disqualified persons.  Prohibited transactions within the meaning of ERISA or the Code would likely arise, for example, if the Notes are acquired by or with the assets of a plan with respect to which MS & Co. or any of its affiliates is a service provider or other party in interest, unless the Notes are acquired pursuant to an exemption from the

“prohibited transaction” rules.  A violation of these “prohibited transaction” rules could result in an excise tax or other liabilities under ERISA and/or Section 4975 of the Code for such persons, unless exemptive relief is available under an applicable statutory or administrative exemption.

The U.S. Department of Labor has issued five prohibited transaction class exemptions (“PTCEs”) that may provide exemptive relief for direct or indirect prohibited transactions resulting from the purchase or holding of the Notes.  Those class exemptions are PTCE 96-23 (for certain transactions determined by in-house asset managers), PTCE 95-60 (for certain transactions involving insurance company general accounts), PTCE 91-38 (for certain transactions involving bank collective investment funds), PTCE 90-1 (for certain transactions involving insurance company separate accounts) and PTCE 84-14 (for certain transactions determined by independent qualified professional asset managers).  In addition, ERISA Section 408(b)(17) and Section 4975(d)(20) of the Code may provide an exemption for the purchase and sale of securities and the related lending transactions, provided that neither the issuer of the securities nor any of its affiliates has or exercises any discretionary authority or control or renders any investment advice with respect to the assets of the plan involved in the transaction, and provided further that the plan pays no more, and receives no less, than “adequate consideration” in connection with the transaction (the so-called “service provider” exemption).  There can be no assurance that any of these class or statutory exemptions will be available with respect to transactions involving the Notes.

Because we may be considered a party in interest with respect to many plans, the Notes may not be purchased, held or disposed of by any plan, any entity whose underlying assets include “plan assets” by reason of any plan’s investment in the entity (a “plan asset entity”) or any person investing “plan assets” of any plan, unless such purchase, holding or disposition is eligible for exemptive relief, including relief available under PTCEs 96-23, 95-60, 91-38, 90-1, 84-14 or the service provider exemption or such purchase, holding or disposition is otherwise not prohibited.  Any purchaser, including any fiduciary purchasing on behalf of a plan, transferee or holder of the Notes will be deemed to have represented, in its corporate and its fiduciary capacity, by its purchase and holding of the Notes that either (a) it is not a plan or a plan asset entity and is not purchasing such Notes on behalf of or with “plan assets” of any plan, or with any assets of a governmental, non-U.S. or church plan that is subject to any federal, state, local or non-U.S. law that is substantially similar to the provisions of Section 406 of ERISA or Section 4975 of the Code (“Similar Law”) or (b) its purchase, holding and disposition are eligible for exemptive relief or such purchase, holding and disposition are not prohibited by ERISA or Section 4975 of the Code or any Similar Law.

Due to the complexity of these rules and the penalties that may be imposed upon persons involved in non-exempt prohibited transactions, it is particularly important that fiduciaries or other persons considering purchasing the Notes on behalf of or with “plan assets” of any plan consult with their counsel regarding the availability of exemptive relief.

Each purchaser and holder of the Notes has exclusive responsibility for ensuring that its purchase, holding and disposition of the Notes does not violate the prohibited transaction rules of ERISA or the Code or any Similar Law.  The sale of any Notes to any plan or plan subject to Similar Law is in no respect a representation by us or any of our affiliates or representatives that such an investment meets all relevant legal requirements with respect to investments by plans generally or any particular plan, or that such an investment is appropriate for plans generally or any particular plan.

However, individual retirement accounts, individual retirement annuities and Keogh plans, as well as employee benefit plans that permit participants to direct the investment of their accounts, will not be permitted to purchase or hold the Notes if the account, plan or annuity is for the benefit of an employee of Citigroup Global Markets Inc., MSSB or a family member and the employee receives any compensation (such as, for example, an addition to bonus) based on the purchase of Notes by the account, plan or annuity.

Client accounts over which Citigroup Inc., Morgan Stanley, MSSB or any of their respective subsidiaries have investment discretion are not permitted to purchase the Notes, either directly or indirectly.

United States Federal Income Taxation	Subject to the discussion below, the Notes will be treated as “contingent payment debt instruments” for U.S. federal income tax purposes.

Tax Consequences to U.S. Holders

Please read the discussions in the sections called “United States Federal Taxation – Tax Consequences to U.S. Holders – Notes – Optionally Exchangeable Notes,” “United States Federal Taxation – Tax Consequences to U.S. Holders – Backup Withholding and Information Reporting” and “United States Federal Taxation – Tax Consequences to U.S. Holders – Disclosure Requirements” of the accompanying prospectus supplement.  The sections in the accompanying prospectus supplement referred to above are hereafter referred to as the “Tax Disclosure Sections.”

In summary, U.S. Holders generally will, regardless of their method of accounting for U.S. federal income tax purposes, be required to accrue original issue discount (“OID”) as interest income on the Notes on a constant-yield basis in each year that they hold the Notes, even though no stated interest will be paid on the Notes.  As a result, U.S. Holders will be required to pay taxes annually on the amount of accrued OID, as discussed in the accompanying prospectus supplement.  In addition, any gain recognized by U.S. Holders on the sale or exchange, or at maturity, of the Notes generally will be treated as ordinary income.

The rate of accrual of OID on the Notes is the “comparable yield” as described in the Tax Disclosure Sections.  We have determined that the comparable yield is a rate of 3.1458% per annum, compounded semi-annually.  Based on the comparable yield set forth above, the projected payment schedule for a Note (assuming an issue price of $10) would consist of a single projected amount equal to $11.3312 due at maturity.

The following table states the amount of OID (without taking into account any adjustment to reflect the difference, if any, between the actual and the projected amount of the contingent payment on a Note) that would be deemed to have accrued with respect to a Note for each accrual period (assuming a day count convention of 30 days per month and 360 days per year):

ACCRUAL PERIOD	OID DEEMED TO ACCRUE DURING ACCRUAL PERIOD (PER NOTE)	TOTAL OID DEEMED TO HAVE ACCRUED FROM ORIGINAL ISSUE DATE (PER NOTE) AS OF END OF ACCRUAL PERIOD
Original Issue Date through June 30, 2011	$0.1302	$0.1302
July 1, 2011 through December 31, 2011	$0.1593	$0.2895
January 1, 2012 through June 30, 2012	$0.1618	$0.4513
July 1, 2012 through December 31, 2012	$0.1644	$0.6157
January 1, 2013 through June 30, 2013	$0.1670	$0.7827
July 1, 2013 through December 31, 2013	$0.1696	$0.9523
January 1, 2014 through June 30, 2014	$0.1723	$1.1246
July 1, 2014 through December 31, 2014	$0.1750	$1.2996
January 1, 2015 through Maturity Date	$0.0316	$1.3312

The comparable yield and the projected payment schedule are not provided for any purpose other than the determination of U.S. Holders’ accruals of OID and adjustment in respect of the Notes, and we make no representation regarding the actual amount of the payment that will be made on a Note.

Notwithstanding the foregoing, if the Basket Performance increases above the Barrier Level prior to the Original Issue Date of the Notes, the Notes will not be treated as “contingent payment debt instruments” for U.S. federal income tax purposes. In this event, the Notes will be treated as debt instruments issued with OID in an amount equal to the excess of the payment at maturity over the issue price of each Note. A U.S. taxable investor will be required to include OID in income for U.S. federal income tax purposes as it accrues, in accordance with a constant-yield method based on a compounding of interest, regardless of such investor’s method of accounting.  Gain or loss realized on the sale, exchange or at maturity of a Note generally will be capital gain or loss and will be long-term capital gain or loss if the U.S. Holder has held the Notes for more than one year.  U.S. taxable investors should read the sections of the accompanying prospectus supplement called “United States Federal Taxation — Tax Consequences to U.S. Holders — Notes — Sale, Exchange or Retirement of the Notes” and “United States Federal Taxation — Tax Consequences to U.S. Holders — Backup Withholding and Information Reporting” for a discussion of the tax consequences that would apply were the Basket Performance to increase above the Barrier Level prior to the Original Issue Date.  Additionally, as discussed in the section of the accompanying prospectus supplement entitled “United States Federal Taxation — Tax Consequences to U.S. Holders — Notes — Optional Exchangeable Notes — Adjustments to Interest Accruals on the Notes,” if the Basket Performance were to increase above the Barrier Level after the Original Issue Date, special rules may apply to the Notes.

Tax Consequences to Non-U.S. Holders

If you are a non-U.S. investor, please read the discussion under “United States Federal Taxation — Tax Consequences to Non-U.S. Holders” in the accompanying prospectus supplement concerning the U.S. federal income and withholding tax consequences of an investment in the Notes.  Non-U.S. investors should also note that the discussion in the accompanying prospectus supplement does not address the tax consequences to non-U.S. investors for whom income or gain in respect of the Notes is effectively connected with the conduct of a trade or business in the United States.  Such non-U.S. investors should consult their tax advisers regarding the potential tax consequences of an investment in the Notes.